Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

ABOVENET COMMUNICATIONS, INC.

and

DIGITAL ABOVE, LLC

Dated as of September 27, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1
1.1	Definitions.	1
1.2	Certain Interpretive Matters.	9
1.3	Recitals.	10
ARTICLE 2 PURCHASE AND SALE		10
2.1	Acquired Assets.	10
2.2	Excluded Assets.	11
2.3	Retained Right of Use.	13
ARTICLE 3 PURCHASE PRICE		13
3.1	Purchase Price.	13
3.2	Payment of Cash Purchase Price.	13
3.3	Allocation of Consideration	13
3.4	Apportionment of Income and Expenses	13
ARTICLE 4 LIMITED ASSUMPTION OF LIABILITIES		14
4.1	Assumption of Liabilities.	14
4.2	Excluded Liabilities.	14
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		15
5.1	Organization.	15
5.2	Authority.	15
5.3	Non-Contravention.	15
5.4	Financial Matters.	16
5.5	Governmental Consents.	16
5.6	Compliance with Laws	16
5.7	Environmental Matters.	16
5.8	Permits.	17
5.9	Litigation, etc.	17
5.10	Employees and Benefits.	17
5.11	Ownership and Transfer of Acquired Assets.	18
5.12	Assets used by the Business.	18
5.13	Contracts.	18
5.14	Assigned Receivables.	19
5.15	Taxes.	19
5.16	Existing Condition.	20
5.17	Labor Matters	20
5.18	Insurance Policies.	20
5.19	Transactions with Affiliates.	20
5.20	Real Estate.	20
5.21	Brokers, Finders, etc.	23
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		23
6.1	Organization.	23
6.2	Authority.	23
6.3	Non-Contravention.	24
6.4	Governmental Consents.	24

6.5	Litigation, etc.	24
6.6	Brokers, Finders, etc.	24
6.7	Financial Capacity.	24
6.8	Ability to Perform Assumed Contracts.	24
6.9	Opportunity for Independent Investigation.	25
ARTICLE 7 ADDITIONAL AGREEMENTS		25
7.1	Conduct of the Business.	25
7.2	Access to Information	26
7.3	Mutual Cooperation; Further Assurances	27
7.4	Updating of Schedules.	29
7.5	Employees.	29
7.6	Public Disclosures.	29
7.7	“As Is” Condition of the Acquired Assets.	30
7.8	Bulk Sales.	30
7.9	Tax Allocations	30
7.10	Use of Name.	30
7.11	Confidentiality.	30
7.12	Insurance Proceeds, Litigation Rights.	31
7.13	Notice of Litigation.	31
7.14	Exclusivity.	31
7.15	Title Commitments; Survey; Searches.	32
7.16	Deed.	33
ARTICLE 8 CONDITIONS TO CLOSING		34
8.1	Conditions to the Obligations of Seller and Buyer.	34
8.2	Conditions to Obligations of Seller.	34
8.3	Conditions to Obligations of Buyer.	35
ARTICLE 9 CLOSING		37
9.1	Closing Date.	37
9.2	Buyer Deliveries.	37
9.3	Seller Deliveries.	38
ARTICLE 10 TERMINATION OF AGREEMENT		38
10.1	Termination.	38
10.2	Effect of Termination.	39
ARTICLE 11 INDEMNIFICATION		39
11.1	Survival of Representations and Warranties.	39
11.2	Indemnification.	40
11.3	Limitations on Indemnity.	42
11.4	Claim Procedures	44
11.5	Additional Procedures for Third-Party Claims	44
11.6	Reduction of Losses	45
11.7	Subrogation.	46
11.8	No Double Recovery.	46
11.9	Treatment of Indemnity Payments Between the Parties.	46
ARTICLE 12 GENERAL		46
12.1	Notices.	46

12.2	Further Assurances; Asset Returns.	47
12.3	Expenses.	47
12.4	Non-Assignability.	48
12.5	Amendment; Waiver.	48
12.6	Exhibits and Schedules.	48
12.7	No Third Party Beneficiaries.	48
12.8	Governing Law.	49
12.9	Consent to Jurisdiction.	49
12.10	Entire Agreement.	49
12.11	Severability.	49
12.12	Counterparts; Facsimile Signatures.	49
12.13	Waiver of Jury Trial.	50

Exhibits
Exhibit A	—	Assumption Agreement
Exhibit B	—	Bill of Sale and Assignment
Exhibit C	—	Assignment and Assumption of Lease
C.1 — NY Lease
C.2 — VA Lease — September 3, 1997
C.3 — VA Lease — January 30, 1998
Exhibit D	—	Real Property Documents
D.1 — Real Property Deed
D.2 — Easement
Exhibit E	—	Seller Colocation Agreement
E.1 — Omnibus Agreement
E.2 — Deed of Colocation Lease (VA2)
E.3 — Colocation Agreement (VA1)
E.4 — Colocation Agreement (NY1)
E.5 — Colocation Agreement (NY2)
E.6 — Conduit License Agreement (VA1)
Exhibit F	—	Transition Services Agreement
Exhibit G	—	Landlord Estoppel Certificate
G.1 — NY Lease
G.2 — VA Lease — September 3, 1997
G.3 — VA Lease — January 30, 1998
Exhibit H	—	Title Affidavits
Exhibit I	—	Audit Representation Letter
Exhibit J	—	Joint Escrow Instruction Letter

Schedules
Schedule A	Data Center Facilities
Schedule 1.1(a)	Colocation Services
Schedule 1.1(b)	Knowledge — Seller
Schedule 1.1(c)	Knowledge — Buyer
Schedule 1.1(d)	Personal Property Permitted Liens
Schedule 1.1(e)	Real Property Permitted Liens
Schedule 1.1(f)	Colocation Space
Schedule 2.1(a)(i)	Owned Real Property
Schedule 2.1(a)(ii)	Real Property Leases
Schedule 2.1(a)(iii)	Equipment
Schedule 2.2(i)(y)	Retained Contracts
Schedule 2.2(i)(z)	Non-Assignable Contracts
Schedule 2.2(k)	Conduit & Fiber Optic Cables
Schedule 2.2(n)	Other Excluded Assets
Schedule 2.3	Acquired Assets Subject to Retained Right to Use
Schedule 3.3	Purchase Price Allocation
Schedule 4.1(d)	Other Assumed Liabilities
Schedule 5.1	Jurisdictions in which Seller is Authorized to do Business
Schedule 5.3	Exceptions to No Conflicts
Schedule 5.4	Financial Statements
Schedule 5.5	Governmental Consents
Schedule 5.6	Exception to Compliance with Laws
Schedule 5.7	Environmental Matters
Schedule 5.8	Licenses
Schedule 5.10(a)/(b)	Employees and Benefit Plans
Schedule 5.11(c)	Third Parties at Owned Real Property or Leased Real Property
Schedule 5.13(a)	Colocation Contracts
Schedule 5.13(b)	Other Assumed Contracts
Schedule 5.13(c)	Assumed Contract Payment Disputes and Defaults
Schedule 5.15	Tax Matters
Schedule 5.16	Existing Conditions
Schedule 5.18	Insurance Claims
Schedule 5.20(c)/(d)	Real Estate Matters
Schedule 5.20(g)	Notices of Special Tax Assessments
Schedule 5.21	Seller Broker Agreements
Schedule 7.5	Employees to Whom Employment Shall be Offered by Buyer
Schedule 7.15	Title Commitments
Schedule 8.3(h)	Required Employees

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is made and entered into effective as of September 27, 2006 (the “Execution Date”), by and between Digital Above, LLC, a Delaware limited liability company (“Buyer”), and AboveNet Communications, Inc., a Delaware corporation (“Seller”).

R E C I T A L S:

Seller provides Colocation Services at the data center facilities specified on Schedule A (the “Business”).

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller in and to all of the tangible and intangible assets, properties and rights owned by Seller and used by Seller principally in connection with the operation of the Business, and in connection therewith, Buyer is willing to assume certain liabilities of Seller relating thereto, all upon the terms and subject to conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1           Definitions.  Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“Acquired Assets” has the meaning given to such term in Section 2.1(a).

“Additional Remedy Ticket” means a Colocation Contract arising after the Execution Date and prior to Closing as a result of the issuance of “remedy tickets” in the Ordinary Course of Business by Seller; provided that such additional “remedy tickets” do not result in aggregate post-Closing expenses in excess of $50,000 and where non-overhead expenses are incurred such “Remedy Tickets” have offsetting revenues.

“Affiliate” or “affiliate” of any specified Person means any Person that, directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with or of, such entity.  The term “Control” (including, with correlative meaning, the terms “controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the introductory paragraph to this Agreement.

“Assigned Receivables” has the meaning given to such term in Section 2.1(a) (v).

“Assumed Contracts” means the Real Property Leases, Colocation Agreements, Other Assumed Contracts and other Contracts included in the Acquired Assets.

“Assumed Liabilities” has the meaning given to such term in Section 4.1.

“Assumption Agreement” means the Assumption Agreement, substantially in the form attached hereto as Exhibit A.

“Bill of Sale” means the Bill of Sale, substantially in the form attached hereto as Exhibit B.

“Business” has the meaning given to such term in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks are open for domestic and foreign exchange business in New York City, New York.

“Buyer” has the meaning given to such term in the introductory paragraph to this Agreement.

“Buyer Basket Exclusions” has the meaning given to such term in Section 11.3(b).

“Buyer’s Exception Notice” has the meaning given to such term in Section 7.15(d).

“Buyer Losses” has the meaning given to such term in Section 11.2(a).

“Cash Purchase Price” has the meaning given to such term in Section 3.1(a).

“Claim” has the meaning given to such term in Section 11.4.

“Closing” has the meaning given to such term in Section 9.1.

“Closing Date” has the meaning given to such term in Section 9.1.

“Closing Employee Election Notice has the meaning given to such term in Section 8.3(h).

“Closing Employee Notice” has the meaning given to such term in Section 8.3(h).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Colocation Contract” means any Contract pursuant to which Seller grants any Person the right to lease, sublease, license or otherwise physically occupy or use any portion of the Owned

Real Property or the Leased Real Property or agrees to provide any Colocation Services to any Person at the Owned Real Property or the Leased Real Property (“Colocation Rights”), provided, however, in any case where such Colocation Rights are granted under a Contract pursuant to which Seller provides services in addition to Colocation Rights (whether such additional services are documented by means of a separate purchase order relating to such Contract or the same purchase order), the term Colocation Contract shall refer only to the portions of such Contract relating to the Colocation Rights.

“Colocation Services” means the services listed on Schedule 1.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 6, 2006, executed by Buyer or one of its Affiliates in connection with the transaction contemplated hereby.

“Consent” means any License of, filing or registration with, or notice to, any Person or Governmental Authority.

“Contracts” means all contracts, commitments, agreements and other legally binding arrangements, written or oral, to which Seller is a party or by which any of its assets is bound.

“Customer Prepayments” has the meaning given to such term in Section 2.1(a)(viii).

“Customer Security Deposits” has the meaning given to such term in Section 2.1(a)(viii).

“Debt” shall mean, as of any date, (without duplication) with respect to any Person, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute trade payables) and shall also include, to the extent not otherwise included (i) any capital lease obligations determined in accordance with GAAP, (ii) obligations of Persons other than such Person secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such Person, (iii) all indebtedness of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction, and (v) and obligations under any currency or interest rate swap, hedge or similar protection device of any such Person.  Notwithstanding any other provision of the foregoing definition, Debt shall not include (a) any liability for federal, state, local or other taxes or (b) any trade payable arising from the purchase of goods or materials or for services obtained in the Ordinary Course of Business.

“Easement” means an instrument providing for an easement at the Owned Real Property, substantially in the form of Exhibit D.2.

“Environmental Law” includes the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), 42 U.S.C. 96901 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended: the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq, as amended; and any other material federal or state law, statute or regulation imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Permits” has the meaning given to such term in Section 5.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any corporation, other entity or trade or business, whether or not incorporated, that is, or at any time prior to the date hereof was, controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Earnest Money Deposit” means the $300,000 deposited by Digital Realty Trust, L.P. with the Escrow Agent as required by the certain letter of intent, dated May 3, 2006, entered into by Seller and an affiliate of Buyer, Digital Realty Trust, L.P., a Delaware limited partnership.

“Equipment” means any machinery, equipment, tools, furniture, furnishings, supplies, goods and other tangible items of personal property.

“Escrow Agent” means Commonwealth Land Title Company.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Contracts” has the meaning given to such term in Section 2.2(i).

“Excluded Liabilities” has the meaning given to such term in Section 4.2.

“Execution Date” has the meaning given to such term in the introductory paragraph to this Agreement.

“Exhibits” means the exhibits to this Agreement.

“GAAP” means United States of America generally accepted accounting principles.

“Governmental Authority” means (a) the United States of America, the European Union or any foreign country, (b) any domestic or foreign state, territory, province, county, city or other unit or subdivision thereof or (c) any entity, authority, agency, department, board, commission, official, instrumentality, court, arbitrator or tribunal (or other judicial body) of any of the foregoing exercising legislative, judicial, regulatory or administrative functions.

“Hazardous Substance” means any chemicals, materials, substances or wastes which are currently defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” or “contaminants” under any Environmental Law.

“Indemnified Buyer Group” has the meaning given to such term in Section 11.2(a).

“Indemnified Party” means a Person that is entitled to the benefits of indemnification from an Indemnifying Party in accordance with the terms and conditions of Article 11 of this Agreement.

“Indemnified Seller Group” has the meaning given to such term in Section 11.2(b).

“Indemnifying Party” means a Party to this Agreement that has the obligation to indemnify an Indemnified Party in accordance with the terms and conditions of Article 11 of this Agreement.

“Indemnity Cap” has the meaning given to such term in Section 11.3(a).

“IRS” means the Internal Revenue Service.

“Joint Escrow Instruction Letter” is a Joint Escrow Instruction Letter substantially in the form attached hereto as Exhibit J.

“Knowledge” or “knowledge” means (a) with respect to Seller, the actual Knowledge of the Persons listed on Schedule 1.1(b) and (b) with respect to Buyer, the actual Knowledge of the Persons listed on Schedule 1.1(c).

“Law” means any law, order, statute, treaty, writ, judgment, decree, injunction, rule, regulation, by-law, ordinance, code or other policy, guideline, interpretation or pronouncement having the effect of law of any Governmental Authority.

“Lease Assignments” means the Assignments and Assumptions of Lease, substantially in the forms attached hereto as Exhibits C-1, C-2 and C-3.

“Leased Real Property” means the premises demised pursuant to the Real Property Leases.

“Leasehold Title Commitment” has the meaning given to such term in Section 7.15(a).

“Leasehold Title Policy” has the meaning given to such term in Section 7.15(a).

“Liability” means any debts, liabilities, obligations, claims, expenses, Taxes, contracts, accounts payable or commitments of any kind, character or description, whether accrued or fixed, absolute or contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, known or unknown, determined or undetermined.

“License” means any license, permit, certificate, authorization, approval, franchise, order, registration, qualification, waiver or similar consent issued by any Governmental Authority.

“Lien” means any lien, claim, encumbrance, charge, mortgage or pledge or security interest of any kind.

“Losses” means, collectively, Buyer Losses and Seller Losses.

“Non-Assignable Contract” means each Assumed Contract to the extent the sale, assignment, transfer or conveyance thereof, or attempted sale, assignment, transfer or conveyance thereof, without the consent of a third Person, would constitute a breach or violation of such Assumed Contract or affect adversely the rights of Seller or, upon such sale, assignment, transfer or conveyance, the rights of Buyer thereunder (including in the case of Colocation Contracts, as a result of the inability to sever the provisions of any such Contract in a manner which permits the assignment of  the rights and obligations of the parties with respect to the Colocation Rights while preserving for the Seller the rights and obligations of the parties with respect to any other services provided by Seller under such Contract); it being understood and agreed that upon receipt of all necessary consents and, to the extent such consents are received after Closing, the assignment and assumption of such Assumed Contract in accordance with Section 7.3(b), such Assumed Contract shall cease to be a Non-Assignable Contract.

“On Leave Employee” means any employee of Seller engaged in the Business (a) receiving salary continuation benefits under any short-term disability or salary continuation program, (b) on military service or other approved absence or (c) absent from work pursuant to sick leave or other leave granted or required to be granted under the terms of the Family and Medical Leave Act.

“Ordinary Course of Business” has the meaning given to such term in Section 5.16.

“Other Assumed Contracts” has the meaning given to such term in Section 5.13(b).

“Owned Real Property” has the meaning given to such term in Section 2.1(a) (i).

“Package Contracts” has the meaning given to such term in Section 7.3(c).

“Parties” means the parties to this Agreement.

“Permitted Liens” means, collectively, Personal Property Permitted Liens and Real Property Permitted Liens.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or other entity or Governmental Authority.

“Personal Property Permitted Liens” means any (a) Lien for Taxes not yet due or payable or, if due, being contested in good faith; (b) mechanic’s, workman’s, warehouseman’s, carrier’s or materialman’s Lien and any other like Lien arising in the Ordinary Course of Business for sums not yet due or payable or, if due, being contested in good faith; (c) title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (d) Lien arising from the failure of Seller to comply with bulk sales Laws in any jurisdiction; (e) Lien listed on Schedule 1.1(d); or (f) Lien which, individually or in the aggregate, would not reasonably be expected to materially detract from the value or impair the existing use of the Acquired Assets subject to such Lien.

“Plans” has the meaning given to such term in Section 5.10(b).

“Pre-Closing Tax Period” shall mean (i) any Tax period ending before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period prior to the Closing Date.

“Property Taxes” has the meaning given to such term in Section 7.9.

“Purchase Price” has the meaning given to such term in Section 3.1(a).

“Real Property Deed” means an instrument providing for the conveyance of the Owned Real Property, substantially in the form of Exhibit D.1.

“Real Property Leases” has the meaning given to such term in Section 2.1(a) (ii).

“Real Property Permitted Liens” means (x) with respect to the Leased Real Property, any (a) restriction contained in any covenant or deed of record; (b) easement, license, covenant, right-of-way or other similar restriction, including any other agreement or restriction which would be shown by a current title report or other similar report or listing; (c) condition that may be shown by a current survey, title report or physical inspection; (d) zoning, land use, building or other similar restriction, so long as none of the items in (a), (b), (c) or (d) renders the title of such real property unmarketable or prevents the use of such real property substantially as currently used; (e) any Lien listed on Schedule 1.1(e); (f) any Lien which affects only the underlying fee simple property and not the Seller’s interest in such property under the Real Property Lease or (g) the pre-printed exceptions set forth in, and the exceptions set forth on Schedule B-Part 2 to, the Leasehold Title Commitments other than those exceptions that are removed through delivery of the Title Affidavits, and (y) with respect to the Owned Real Property, (i) the pre-printed exceptions set forth in, and the exceptions set forth on Schedule B-Part 2 to, the Title Commitment other than those exceptions that are removed through delivery of the Title Affidavits and (ii) the exclusions and reservations set forth in the Real Property Deed.

 “Retained Businesses” means the businesses of Seller other than the Business and shall include the Internet exchange facilities, telecommunications networks and facilities based IP access businesses of Seller and the provision of Colocation Services at the data center facilities located at 150 South First Street, San Jose, California 95119.

“Retained Receivables” has the meaning given to such term in Section 2.2(g).

“Schedule” means the disclosure schedules delivered by the Parties hereto on the date hereof and attached hereto.

“Searches” has the meaning given to such term in Section 7.15(c).

“Seller” has the meaning given to such term in the introductory paragraph of this Agreement.

“Seller Basket Exclusions” has the meaning given to such term in Section 11.3(a).

“Seller Colocation Agreement” means, collectively, an Omnibus Agreement substantially in the form of Exhibit E.1, a Deed of Colocation Lease substantially in the form of Exhibit E.2, a Colocation Agreement (VA1), substantially in the form of Exhibit E.3, a Colocation Agreement (NY1) substantially in the form of Exhibit E.4, a Colocation Agreement (NY2) substantially in the form of Exhibit E.5 and a Conduit License Agreement (VA1), substantially in the form of Exhibit E.6,  pursuant to which Seller leases or licenses the right to use the conduits and portions of the available colocation space listed on Schedule 1.1(f) at the Owned Real Property or the Leased Real Property.

“Seller Losses” has the meaning given to such term in Section 11.2(b).

“Seller Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition or results of operation of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by the Agreement; provided, however, a Seller Material Adverse Effect shall not include any change in or effect upon Seller or the Business directly or indirectly arising out of or attributable to (i) conditions, events or circumstances generally affecting the United States economy as a whole or the industries or segments in which Seller or the Business operates or (ii) entering into this Agreement.

“Straddle Period” has the meaning given to such term in Section 7.9.

“Subsequent Title Defects” has the meaning given to such term in Section 7.15(d).

“Survey” has the meaning given to such term in Section 7.15(b).

“Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including governmental imposts, levies and other assessments) including all income, franchise, gains, capital, profits, gifts, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

“Tax Return” means any return, report, information statement or similar document filed or required to be filed under applicable Law by any Person with respect to Taxes.

“Title Company” shall mean Commonwealth Land Title Insurance Company.

“Third-Party Claim” has the meaning given to such term in Section 11.5.

“Threshold” has the meaning given to such term in Section 11.3(a).

“Title Commitment” has the meaning given to such term in Section 7.15(a).

“Title Objections” has the meaning given to such term in Section 7.15(d).

“Title Policy” has the meaning given to such term in Section 7.15(a).

 “Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale, the Lease Assignments, the Real Property Deed, the Easement, the Seller Colocation Agreements, the Transition Services Agreement and the other agreements, documents and instruments to be executed and delivered in connection with any of the foregoing.

“Transfer Taxes” has the meaning given to such term in Section 12.3.

“Transferred Employees” has the meaning given to such term in Section 7.5(a).

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit F.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code from time to time.

 “Vehicles” means all motor vehicles, automobiles, buses, trucks, other vehicles or rolling stock.

1.2      Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires:

(a)      words of the masculine or neuter gender shall include, as applicable, the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number shall each include, as applicable, the singular number or the plural number;

(b)     reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)      any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(d)      “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e)      reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(f)      the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement;

(g)      the terms “Article” or “Section” refer to the specified Article or Section of this Agreement;

(h)      section headings are for reference purposes only and shall not affect the meaning or interpretation of this Agreement; and

(i)       all monetary amounts specified in this Agreement shall represent United States Dollars.

The Parties further acknowledge and agree that:  (i) this Agreement is the result of negotiations between the Parties and shall not be deemed or construed as having been drafted by any one party, (ii) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

1.3  Recitals.  The Recitals set forth above are incorporated herein by this reference.

ARTICLE 2

PURCHASE AND SALE

2.1  Acquired Assets.  (a) On the terms, and subject to the conditions of this Agreement (including Sections 2.1(b), 2.2 and 2.3), on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens other than Permitted Liens, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all tangible and intangible assets, properties and rights primarily used in the operation of the Business (such assets, properties and rights being referred to herein as the “Acquired Assets”), including the following assets, properties and rights:

       (i)  Owned Real Property.  Those parcels of real property set forth on Schedule 2.1(a)(i) and all rights arising out of the ownership thereof or appurtenant thereto,

together with all buildings, structures, facilities, fixtures and other improvements thereon (collectively, the “Owned Real Property”);

            (ii)      Real Property Leases.  The leases or subleases of real property set forth on Schedule 2.1(a)(ii), including all amendments, modifications and supplements thereto, regardless of the form of such documents or instruments, and all leasehold improvements appurtenant to such leases or subleases as of the date of this Agreement (collectively, the “Real Property Leases”);

            (iii)     Equipment.  All Equipment described on Schedule 2.1(a) (iii);

            (iv)     Books and Records.  Originals or copies of all material files, documents, instruments, computer files, papers, books and records of Seller relating primarily to the Business;

            (v)      Receivables.   All accounts receivable, notes and other amounts receivable from third parties for services provided by the Business on or after the Closing Date under the Colocation Contracts or other Assumed Contracts (including under any such Contracts which are Non-Assignable Contracts not being transferred on the Closing Date), whether billed or unbilled, whether or not in the Ordinary Course of Business, together with any unpaid financing charges or interest thereon from and after the Closing Date (collectively, “Assigned Receivables”);

            (vi)     Contracts.  All Colocation Contracts and other Assumed Contracts;

            (vii)    Licenses.  All Licenses granted or issued to Seller which are primarily used in the Business, to the extent transferable to Buyer; and

            (viii)   Customer Security Deposits and Prepayments.  Any amounts deposited by any customer with Seller in accordance with the terms of, and solely to secure such customer’s obligations under, any Colocation Contract (other than any such Contract which is an Excluded Contract) (the “Customer Security Deposits”) and any prepayment by a customer of its obligations under a Colocation Contract for services to be rendered from and after the Closing Date (other than any such Contract which is an Excluded Contract) (“Customer Prepayments”).

(b)      Restrictions on Acquired Assets.  It is understood and agreed that the Acquired Assets in Sections 2.1(a) (iii), (iv), (vi) and (vii) above shall not include any assets, properties or rights of Seller which are primarily used by it in the operation of any business other than the Business, including the Retained Businesses.

2.2      Excluded Assets.  Notwithstanding the foregoing, Seller shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, pursuant to this Agreement, and the term “Acquired Assets” shall not include, any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)      Non-Business Assets.  Any assets, properties or rights of Seller (i) not used in the Business or (ii) of the kind described in Sections 2.1(a)(iii), (iv), (vi) or (vii) which are primarily used by Seller in the operation of a business other than the Business, including the Retained Businesses;

(b)      Cash.  All cash and cash equivalents, other than any Customer Security Deposits and Customer Prepayments;

(c)      Corporate Accounts, etc.  Any interest in and to the capital stock of Seller and all minute books, stock records, Tax Returns, income Tax records and similar corporate documents of Seller;

(d)           Rights Under Transaction Documents.  All rights of Seller under this Agreement and the other Transaction Documents;

(e)      Rights to Tax Refunds.  Any rights with respect to any Tax refunds, credits or other Tax attributes except for such rights directly related to Taxes paid or assumed by Buyer under this Agreement;

(f)      Rights to Insurance Policies.  Any insurance policies and any rights or claims thereunder;

(g)      Retained Receivables.  Any receivable of Seller from any of its Affiliates and any accounts receivable, notes and other amounts receivable from third parties for services provided by the Business prior to the Closing Date, whether billed or unbilled, whether or not in the Ordinary Course of Business, together with any unpaid financing charges or interest thereon through the Closing Date (“Retained Receivables”);

(h)      Prepaid Expenses and Security Deposits.  Any prepaid expenses, excess premiums or other like assets and any amounts deposited by or on behalf of Seller in connection with any Real Property Lease or other Assumed Contract;

(i)       Excluded Contracts.  Each (x) Contract between Seller and any of its Affiliates, (y) Contract of the nature described on Schedule 2.2(i)(y) and (z) Non-Assignable Contract listed on Schedule 2.2(i)(z) and Additional Remedy Ticket that remains a Non-Assignable Contract as of the Closing ((x) through (z) collectively, the “Excluded Contracts”);

(j)       Seller Colocation Equipment.  Any Equipment installed or stored in any colocation space leased or licensed by Seller from Buyer pursuant to a Seller Colocation Agreement;

(k)      Seller Conduit and Fiber.  Any conduit and fiber optic cables listed in Schedule 2.2(k);

(l)       Corporate Trade Name.  The name “AboveNet” and any trademarks, service marks, logos, trade names, corporate names and Internet domain names, whether or not registered, including all common law rights therein, and registrations and applications for registration thereof used by the Business;

(m)     Corporate Administrative Services Assets.  The assets, properties and rights used by Seller in connection with the provision of corporate administrative service functions (including legal, accounting, finance, sales, marketing, collections and network services) to the Retained Businesses; and

(n)      Other Assets.  The assets, properties and rights listed on Schedule 2.2(n).

2.3      Retained Right of Use.  In addition to the rights of Seller under the Seller Colocation Agreement(s), Seller shall have the right to use the Acquired Assets listed on Schedule 2.3 in the ordinary course of operating the Retained Businesses and in a manner consistent with past practice without any consideration therefor being payable to Buyer.

ARTICLE 3

PURCHASE PRICE

3.1      Purchase Price.  The aggregate purchase price to be paid by Buyer for the Acquired Assets shall be (i) forty million seventy five thousand dollars ($40,075,000) (the “Cash Purchase Price”), and (ii) the assumption by Buyer of the Assumed Liabilities (collectively, the “Purchase Price”).

3.2      Payment of Cash Purchase Price.  The Cash Purchase Price shall be payable by Buyer by wire transfer of immediately available federal funds to such bank account or accounts as shall be designated by Seller to Buyer prior to the Closing.  The Cash Purchase Price payable by Buyer hereunder shall be reduced by an amount equal to the Earnest Money Deposit actually released to Seller at the Closing.

3.3      Allocation of Consideration.  (a) The Purchase Price shall be allocated among the Acquired Assets in accordance with Schedule 3.3.  The Parties agree (i) that the allocations set forth in Schedule 3.3 have been made in accordance with the applicable provisions of the Code and the Treasury Regulations, (ii) to treat and report for income tax purposes the transactions contemplated hereby in a manner consistent with such allocation and (iii) not to take any action for income tax purposes inconsistent with such allocation.  The Parties acknowledge and agree that the allocations made pursuant to this Section 3.3 are solely for income tax purposes.

(b)   Not later than ten (10) days prior to the filing of its respective IRS Form 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its IRS Form 8594.

3.4      Apportionment of Income and Expenses.  All revenue and expenses pertaining to the Business, including, without limitation, all prepaid sums and fees, service charges, advertising, rental charges, utility charges, payroll taxes, payments under assigned agreements, and accrued and prepaid expenses, shall be prorated between Buyer and Seller as of the Closing Date so that the Seller shall receive all revenues and shall be responsible for all expenses and liabilities allocable to the period prior to the Closing Date and Buyer shall receive all revenues and shall be responsible for all expenses and liabilities allocable to the period beginning on and continuing after the Closing Date, provided, however, in no event shall Seller be obligated to give Buyer credit for or on account of any accrued revenue which remains uncollected as of the Closing Date.  Buyer and Seller shall cooperate with each other in calculating all such prorated items and shall make a payment one to the other, as appropriate, within sixty (60) days after the Closing Date of the net amount of such prorated items.

ARTICLE 4

LIMITED ASSUMPTION OF LIABILITIES

4.1      Assumption of Liabilities. On the terms and subject to the conditions, representations and warranties contained herein, on the Closing Date, Buyer will hereby assume, and agree to pay, perform and discharge when due, the following liabilities of Seller relating to Business (collectively, the “Assumed Liabilities”):

(a)       the Liabilities of Seller which are to be paid, performed or discharged from and after the Closing Date under the Assumed Contracts;

(b)      any liability or obligation for Taxes required to be paid by Buyer pursuant to Section 12.3 or otherwise arising out of or relating to operation of the Business on or after the Closing Date, it being agreed that the Taxes of Buyer for any Straddle Period shall be determined in accordance with Section 7.9;

(c)      the Liabilities and obligations undertaken or assumed by Buyer pursuant to the other provisions of this Agreement or the other Transaction Documents; and

(d)      the Liabilities set forth on Schedule 4.1(d).

4.2      Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, pay, perform or discharge any other Liabilities of Seller under this Agreement (the “Excluded Liabilities”) including:

(a)      any Debt of Seller;

(b)      any liability or obligation for Taxes of Seller for any Pre-Closing Tax Period (including all liabilities of Seller for Taxes related to the transactions contemplated by this Agreement except to the extent such Taxes are to be paid by the Buyer pursuant to Section 12.3 hereof), it being agreed that the Taxes of Seller for any Straddle Period shall be determined in accordance with Section 7.9;

(c)      any liability or obligation arising out of or relating to an Excluded Asset;

(d)      the obligations, liabilities and expenses (including for any accounting, legal, investment banking, brokerage or similar fees or expenses) incurred by Seller in connection with the negotiation and preparation of this Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and

(e)      the obligations or liabilities relating to employees or former employees of Seller, including Transferred Employees, for periods prior to the Closing Date.

The Parties expressly understand and agree that the Assumed Liabilities shall not include any Liabilities to the extent attributable to (a) the ownership of the Acquired Assets or the operation of the Business prior to the Closing and (b) any Excluded Asset.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

5.1      Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller is duly licensed or qualified to do business in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified to do business would not reasonably be expected to result in a Seller Material Adverse Effect.  Each such jurisdiction is disclosed on Schedule 5.1.

5.2      Authority.   Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Seller has obtained all necessary corporate approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby.  This Agreement has been, and upon execution and delivery by Seller of each of the other Transaction Documents to which it is a party will be, duly executed and delivered by Seller and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes or will constitute, as applicable, Seller’s legal, valid and binding obligations, enforceable against Seller in accordance with their respective terms, except as such enforceability may be (a) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights, or (b) subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3      Non-Contravention.  Except as disclosed on Schedule 5.3, none of the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation by

Seller of the transactions contemplated hereby or thereby (a) will conflict with Seller’s certificate of incorporation or by-laws or (b) will, with or without notice, the passage of time or both, constitute a breach or violation of, conflict with, or constitute or create a default under, or result in the creation or imposition of any Liens upon any Acquired Assets pursuant to, any material Contract to which Seller is a party or by which it or any of its material properties are bound, except, in the case of (b), for such breaches, violations, conflicts and defaults which would not reasonably be expected to result in a Seller Material Adverse Effect.

5.4      Financial Matters.  Set forth as Schedule 5.4 are complete and accurate schedules of:

(i)       all revenue generated by the Business and by each data center included in the Business (but excluding any revenue associated with the Contracts referenced in item 2 of Schedule 2.2(i)(y)) during the six calendar month period ending June 30, 2006;

(ii)     all direct expenses paid or payable by Seller in connection with the operation of each data center included in the Business with respect to the six calendar month period ended June 30, 2006 (it being understood that such direct expenses exclude personal property taxes, insurance, SG&A and other allocated general expenses); and

(iii)     all Customer Security Deposits and Customer Prepayments as of June 30, 2006.

5.5      Governmental Consents.  Except as disclosed on Schedule 5.5, no Consents of any Governmental Authority are required on the part of Seller under applicable Law in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby, other than any Consents which have already been obtained or made or the failure to obtain or the absence of which would not reasonably be expected to result in a Seller Material Adverse Effect.

5.6      Compliance with Laws.  Except as disclosed on Schedule 5.6 and for any failure to comply which would not reasonably be expected to result in a Seller Material Adverse Effect, to the Knowledge of Seller, Seller has conducted and continues to conduct the Business in compliance with all applicable Laws.  No notice has been received from, and, to the Knowledge of Seller, no investigation or review is pending or threatened by, any Governmental Authority with regard to any alleged violation of any such law by Seller in connection with the operation of the Business, other than any violation which would not reasonably be expected to result in a Seller Material Adverse Effect.

5.7      Environmental Matters.   Except as set forth on Schedule 5.7 hereto:

(a)     Seller holds and is in material compliance with all Licenses required under Environmental Laws applicable to the Business and the Acquired Assets (the “Environmental Permits”);

(b)                      Seller has not stored, treated, generated, transported or released any Hazardous Substances at any Owned Real Property or Leased Real Property in violation of any Environmental Law, except for any such violations that would not reasonably be expected to result in a Seller Material Adverse Effect; and

(c)      Seller has not entered into nor is Seller subject to any outstanding judgment, decree, order or other directive issued by or consent arranged with any Governmental Authority under any Environmental Law, with respect to clean up, remediation, or removal of Hazardous Substances.

5.8      Permits.   Schedule 5.8 sets forth all Licenses (other than any License to do business in any jurisdiction), including certificates of occupancy with respect to occupancy of the Owned Real Property and the Leased Real Property by Seller, granted to Seller in connection with the ownership of the Acquired Assets, use of the Acquired Assets as currently used or operation of the Business as currently conducted.  Each License set forth on Schedule 5.8 is valid and in full force and effect.  None of the Licenses set forth on Schedule 5.8 will be terminated or impaired or become terminable as a result of the transactions contemplated hereby, provided, however, Seller makes no representation as to the assignability or transferability of any such License.

5.9      Litigation, etc.  There are no judicial or administrative actions, suits, arbitrations or proceedings pending or, to the Knowledge of Seller, threatened involving the Business or the Acquired Assets which would reasonably be expected to result in a Seller Material Adverse Effect.

5.10    Employees and Benefits.   (a)   Schedule 5.10(a) sets forth a list of all of the employees of Seller primarily engaged in the Business and their respective salaries, in each case as of the date set forth on such Schedule (including all On Leave Employees (with all such On Leave Employees and their respective reasons for leave being appropriately disclosed on Schedule 5.10(a))).

(b)     Schedule 5.10(b) lists all material employee benefit plans of Seller covering or otherwise benefiting employees or former employees of Seller engaged in the Business, including any plan, program, arrangement, agreement or commitment that is an employment, consulting, severance, termination, deferred compensation or change in control agreement, or any bonus, stock option, stock purchase, pension, incentive, profit sharing, deferred compensation, executive compensation, retiree medical or life insurance, supplemental retirement, severance, life, health, disability, accident, medical or dental insurance, vacation or other welfare or other employee benefit plan, program, arrangement, agreement or commitment (whether oral or written, whether for the benefit of a single individual or more than one individual), including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject thereto (collectively, the “Plans”).

(c)          Each Plan (and Seller’s operation of each Plan) is in compliance in all material respects with its respective terms and with the applicable provisions of the Code and ERISA.

(d)         Neither Seller nor any ERISA Affiliate has contributed to, contributes to or has any Liability under ERISA or the Code with respect to (i) any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, (ii) any “employer benefit plan,” as defined in Section 3(3) of ERISA that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) any employer benefit plan that provides retiree medical benefits (other than any health care continuation to the extent required by ERISA or the Code) or benefits to any persons outside the United States.

5.11         Ownership and Transfer of Acquired Assets.  (a)   Seller has good and marketable title to or, in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all of the Acquired Assets which are tangible personal property (other than the Owned Real Property and the Lease Real Property which are addressed in Section 5.11(b) below), free and clear of all Liens other than Personal Property Permitted Liens.

(b)        To the Knowledge of Seller, Seller is the record owner and has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Real Property Permitted Liens.    Prior to Closing, Seller shall deliver to the Title Company for recording in the land records of Fairfax County, Virginia a proper instrument formally and affirmatively terminating the Lease dated June 15, 1999, between 1807 Faraday Court Limited Partnership, a Virginia limited partnership, as landlord, and Seller, as tenant.

(c)         Other than Seller and the other parties to the Colocation Contracts and as set forth on Schedule 5.11(c), there are no parties physically occupying or using any portion of the Owned Real Property or Leased Real Property nor do any other parties have the right to physically occupy or use any portion of such premises.

(d)        To the Knowledge of Seller, Seller has or at Closing will have a valid leasehold interest in each of the Real Property Leases, free and clear of all Liens other than Permitted Liens.

5.12         Assets used by the Business.  There is no material intellectual property used in the Business except (a) to the extent intellectual property is imbedded in Equipment used in the Business and (b) the “know how” of the employees of the Seller engaged in the Business.    Other than the Excluded Assets and the “know how” possessed by an individual employee who is not a Transferred Employee, the Acquired Assets constitute all of the assets, properties and rights necessary to conduct the Business in substantially the manner as currently conducted by Seller.

5.13         Contracts.  (a)  Schedule 5.13(a) lists the Colocation Contracts (other than Colocation Contracts arising as a result of Additional Remedy Tickets) and separately lists all Colocation Contracts which are Package Contracts.

(b)        Schedule 5.13(b) lists each Contract (other than Colocation Contracts, Real Property Leases and Plans) to which Seller is a Party and which is primarily used in the Business (the “Other Assumed Contracts”).

(c)         Seller has furnished or made available to Buyer a true, complete and correct copy of each Real Property Lease, Colocation Agreement (except to the extent such Colocation Contracts are bracketed on Schedule 5.13(a) or arose as a result of Additional Remedy Tickets) and Other Assumed Contract.  Except as disclosed on Schedule 5.13(a) or (b), each Assumed Contract is a legal, valid obligation of Seller, is in full force and effect, and is enforceable in accordance with its terms except as enforcement may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights, or (ii) subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller has paid in full all amounts which are due and payable by Seller under the Assumed Contracts and has satisfied in all material respects its liabilities and obligations which are due and payable thereunder, except for amounts or liabilities disputed in good faith by Seller as described on Schedule 5.13(c).  The Seller is not in default under any Assumed Contract, nor to the Knowledge of the Seller, except as set forth on Schedule 5.13(c), does any condition exist that, with notice or lapse of time or both, would reasonably be expected to constitute a default thereunder, other than in each case any default which would not reasonably be expected to result in a Seller Material Adverse Effect.  To the Knowledge of the Seller, except as set forth on Schedule 5.13(c), no other party to any Assumed Contract is in default thereunder, nor, except as set forth on Schedule 5.13(c), does any condition exist that, with notice or lapse of time or both, would reasonably be expected to constitute a default thereunder, other than in each case any default which would not reasonably be expected to result in a Seller Material Adverse Effect.

5.14         Assigned Receivables.  The Assigned Receivables represent, or will represent, as applicable, amounts billed to customers for services to be provided in the Ordinary Course of the Business under the Colocation Contracts and other Assumed Contracts after the Closing.  Seller has good and valid title to the Assigned Receivables, free and clear of Liens other than Personal Property Permitted Liens.

5.15         Taxes.   Except as disclosed on Schedule 5.15, all Tax Returns required to be filed by Seller covering Taxes of the Business which are due and payable prior to the Closing Date have been or will be filed, and all Taxes (other than Property Taxes for the Straddle Period which shall be apportioned in accordance with Section 7.9) which are shown to be due and payable on such Tax Returns have been paid, other than such amounts as are being contested by Seller in good faith by appropriate proceedings. All Taxes relating to the Acquired Assets or the Business, including, without limitation, Taxes imposed by any foreign taxing authority on the employees of the Business, which have been claimed in writing to be due by any taxing authority from Seller, have been properly paid other than such amounts as are being contested by Seller in good faith by appropriate proceedings as described on Schedule 5.15.   Except as disclosed on Schedule 5.15, the Seller has not received any notice of assessment or proposed assessment in connection with any of the Acquired Assets.  Except as disclosed on Schedule 5.15, there is no pending, or to the Knowledge of the Seller, threatened Tax audit of any Tax Return filed by or on behalf of the Seller or with respect to the Seller’s income, assets or operations, including the Acquired Assets.  The Seller has made all deposits required by Law to be made with respect to employees’ withholding and other employment Taxes including, without limitation, the portion of such deposits relating to Taxes imposed upon the Seller.

5.16         Existing Condition.  Except as set forth on Schedule 5.16, since June 30, 2006, Seller has operated the Business in the ordinary course of business, consistent with past practice and without violation of the provisions of this Agreement (the “Ordinary Course of Business”), and there has not been any event, condition, change, action, failure to act or transaction which, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

5.17         Labor Matters.  (a)  Seller is not a party to any collective bargaining agreement covering any employee of Seller engaged in the Business and, to the Knowledge of Seller, no collective bargaining agreement is currently being negotiated; to the Knowledge of Seller, there is no labor union representing any employee of Seller engaged in the Business; to the Knowledge of Seller, no attempt is currently being made or has been made during the past three (3) years to organize Seller’s employees engaged in the Business to form or enter a labor union or similar organization; and, to the Knowledge of Seller, there are no pending or threatened representations, campaigns, elections, certification proceedings or petitions seeking a representation proceeding brought or filed with the National Labor Relations Board regarding Seller’s employees engaged in the Business.

(b)        There is no organized labor strike or walkout by Seller’s employees engaged in the Business occurring presently or, to the Knowledge of Seller, threatened, and Seller has not been notified of any employee grievances which would lead to any of the foregoing.  Seller has not experienced any organized labor strike or walkout by its employees engaged in the Business during the past three (3) years.

5.18         Insurance Policies.  Set forth on Schedule 5.18 is a list and brief description of all claims in excess of $25,000 (including pending claims) relating to the Business or the Acquired Assets made by the Seller under Seller’s policies of fire, casualty, liability, product liability, burglary, fidelity, worker’s compensation, life, vehicular or other forms of insurance relating to the Business or the Acquired Assets held by or on behalf of the Seller during Seller’s past two (2) fiscal years and the amount paid out, if any, under each policy with respect to such claims.

5.19         Transactions with Affiliates.  The Company is not party to any transactions with any of its Affiliates which relate in any manner to the Business.

5.20         Real Estate.

(a)         Improvements.  The improvements, buildings and structures located on the Owned Real Property and the Leased Real Property are to the knowledge of Seller (i) structurally sound with no known defects and (ii) in operating condition and repair suitable for the use by the

Business as currently operated, subject to ordinary wear and tear.  All improvements, repairs, alterations and any other work required to be performed as of the Execution Date by the landlord under any of the Real Property Leases for Seller’s benefit, and all payments required to be made by Seller to any landlord for such work, have been fully performed and paid in full.

(b)        Title Commitment.  Except as reflected in the Title Commitment, Seller has not, and on or prior to Closing shall not, (i) grant any easements and/or rights-of-way and/or other encumbrances over or through the Owned Real Property, (ii) enter into any agreements or any proffers or other commitments encumbering title to the Owned Real Property, other than Colocation Agreements and other agreements with customers and agreements with contractors, in each case, entered into by Seller in the Ordinary Course of Business,  (iii) further encumber title to the Owned Real Property, (iv) construct or install any improvements or allow any existing improvements or natural deposits to be wasted, removed, sold or in any way encumbered, in each case at the Owned Real Property or (v) make or permit any changes, modifications, additions or deletions to the approved site plan or any other governmental approval for the  Owned Real Property.  Except as reflected in the Leasehold Title Commitment, Seller has not, and on or prior to Closing shall not, (i) grant any easements and/or rights-of-way and/or other encumbrances over or through the Real Property Lease, (ii) enter into any agreements or any proffers or other commitments encumbering title to the Real Property Lease, other than Colocation Agreements and other agreements with customers and agreements with contractors, in each case, entered into by Seller in the Ordinary Course of Business,  (iii) further encumber title to the Real Property Lease, (iv) other than in connection with the Project (as defined in the Transition Services Agreement), construct or install any improvements or remove, sell or encumber any existing improvements, in each case at the Leased Real Property or (v) make any changes, modifications, additions or deletions to the approved site plan or any other governmental approval for the Real Property Lease.

(c)         No Breach.  Except as set forth on Schedule 5.20(c), to the Knowledge of Seller, no breach or event has occurred and is continuing that with the giving of notice, the lapse of time, or both, would constitute a breach or event of default by Seller or any other Person under any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights of way, easements, mortgages, restrictions and other documents entered into or otherwise assumed by or binding on Seller with respect to the Owned Real Property, including the Declaration of Protective Covenants, dated November 7, 1966, by John Hancock Mutual Life Insurance Company and Reston VA, Inc. (formerly know as Palindrome Corporation) recorded among the land records of Fairfax County, Virginia in Deed Book 2845 at Page 517.  Except as set forth on Schedule 5.20(c), to the Knowledge of Seller, (i) Seller has not received any written notice of default under any of the Real Property Leases that remains uncured as of the date hereof and (ii) there is no current default by Seller under any of the Real Property Leases.  Except as set forth on Schedule 5.20(c), to the Knowledge of Seller, (x) no landlord under any of the Real Property Leases is in default of any of its obligations under the Real Property Leases and (y) Seller has not sent any notice of default to the landlord under any of the Real Property Leases with respect to any default that remains uncured as of the date hereof.

(d)        Other Obligations.  Except as set forth on Schedule 5.20(d) and for covenants, conditions and restrictions set forth in The Reston Center for Industry and Government Declaration of Protective Covenants and Restrictions, dated October 30, 1964, by Palindrome Corporation and D.G. Linn, Trustee, as heretofore amended by amendments recorded in the land records of Fairfax County, Virginia in favor of the Lake Fairfax Owners’ Association which require payment of dues and may require contributions towards off-site improvements, the Owned Real Property is not subject to any condition or obligation to any governmental authority or other person requiring the owner or any transferee thereof to donate land, money, or other property or to make off-site public improvements.

(e)         Condemnation.  Seller has not received any written notice from any Governmental Authority concerning or threatening condemnation proceedings or the taking of the Owned Real Property, or any portion thereof, by eminent domain.  In the event that Seller receives written notice from any Governmental Authority concerning or threatening condemnation proceedings or the taking of the Owned Real Property, or any portion thereof, by eminent domain, between the date hereof and the Closing Date, Seller shall notify Buyer who shall, to the extent permitted by applicable law, have the right to participate in any negotiations with regard to such condemnation or eminent domain proceeding, to such extent as is necessary to protect Buyer’s interest, so long as such participation does not reduce the amount of any compensation that Seller may recover with respect to such taking if the Closing does not occur.  This representation and warranty shall not apply to any portion of the Owned Real Property which is to be dedicated as right-of-way or other public use. Seller has not received written notice that there are any pending or, to the Knowledge of the Seller, threatened condemnation, eminent domain or similar proceedings affecting the Leased Real Property, any improvements thereon or any portion thereof.  In the event that Seller receives written notice, or a copy of any written notice, from any Governmental Authority concerning or threatening condemnation proceedings with respect to or the taking of any portion of the Leased Real Property (which shall include the taking of any portion of the real property of which the Leased Real Property is a part that adversely affects the Leased Real Property) by eminent domain, between the date hereof and the Closing Date, Seller shall notify Buyer and to the extent permitted by applicable law and the applicable Real Property Lease, consult with Buyer regarding how to address such condemnation or eminent domain proceeding.  The Seller has not received written notice that there are any pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Owned Real Property or any improvements thereon or the Leased Real Property of any improvements thereon which would interfere with the conduct of the Business or the use of the Acquired Assets consistent with past practice.

(f)         No Liens.  All bills and claims for labor performed and materials furnished to Seller for the benefit of the Owned Real Property and/or any of the Leased Real Property for all periods prior to the Closing Date have been (or prior to or as of the Closing Date will be) paid in full, and on the Closing Date there shall be no mechanics’ liens or materialmen’s liens caused or incurred by Seller, whether or not perfected, on or affecting any portion of the Owned Real Property or any of the Leased Real Property, or if there shall be any such liens, Seller shall obtain the release of the same on or before the Closing Date (or make arrangements reasonably acceptable to Buyer’s title insurer) so that Buyer’s owner’s policy of title insurance shall contain no exception for such liens.  However, any bills, claims or liens relating to or arising from Buyer’s pre-closing activities on the Owned Real Property and/or any of the Leased Real Property are expressly excluded from the provisions of this warranty.  In connection therewith, Seller agrees, at Closing, to execute any customary affidavits and/or agreements consistent with the foregoing which may be reasonably required by Buyer’s title insurer in order for Buyer to obtain from such title insurer an owner’s policy of title insurance covering the Owned Real Property, or a leasehold owner’s policy of title insurance covering any of the Leased Real Property, without exception for mechanics’ liens or rights of parties in possession.

(g)        Special Assessments.  Except as described on Schedule 5.20(g), Seller has not received written notice, or a copy of any written notice, of any proposed or pending special taxes, assessments, fees or other impositions affecting or which may affect the Owned Real Property or any part thereof or any of the Leased Real Property.

5.21         Brokers, Finders, etc.  Except as described on Schedule 5.21, Seller is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with (x) the origination, negotiation, execution or performance of this Agreement, the other Transaction Documents, the transactions contemplated hereby or thereby or the Real Property Leases or (y) the acquisition, leasing or disposition of the Owned Real Property.

Except for the representations and warranties contained in this Article 5, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller, including any representation or warranty as to the probable success or profitability of the ownership, use or operation of the Business or the Acquired Assets by Buyer after the Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1           Organization.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted.

6.2           Authority.  The Buyer has the full right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform fully its obligations hereunder and thereunder. Buyer has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is party, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Buyer and, on the Closing Date, the other Transactions Documents to which the Buyer is a party on the Closing Date will be duly executed and delivered by the

Buyer.  Assuming due execution and delivery hereof and thereof by the Seller, this Agreement and each of the other Transactions Documents will be valid and binding obligations of the Buyer and will be enforceable against the Buyer in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

6.3           Non-Contravention.   The execution and delivery of this Agreement by the Buyer and the execution of the other Transaction Documents to which the Buyer is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance by the Buyer of this Agreement and the other Transaction Documents, as applicable, will not (a) violate any provision of the organizational documents of the Buyer, (b) violate any Law applicable to, against, or binding upon, the Buyer, or by which any of the securities, business or property of the Buyer are bound, (c) violate or result in the revocation or suspension of the permits of the Buyer or (d) with or without notice, the passage of time or both, conflict with or result in the breach of any material provision of or constitute or create a default under or result in the creation or imposition of a Lien upon any assets of Buyer any contract, indenture, agreement, instrument, mortgage, lease or commitment to which the Buyer may be bound.

6.4           Governmental Consents.  The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is or will be a party, the consummation by the Buyer of the transactions contemplated hereby and thereby and compliance by the Buyer with any of the provisions hereof and thereof will not require any Consent of any Governmental Body or any other Person.

6.5           Litigation, etc.  There are no actions, suits, demands, or claims or legal, administrative or arbitral proceedings, hearings or investigations pending or, to the Knowledge of Buyer, threatened against or involving the Buyer, or any outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Buyer which challenge in any material respect the validity of this Agreement or any of the transactions contemplated hereby or, if adversely determined, could materially impair the ability of the Buyer to consummate the transactions contemplated hereby.

6.6           Brokers, Finders, etc.   Buyer is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origination, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

6.7           Financial Capacity.  Buyer has and at Closing will have available the cash necessary to consummate the transactions contemplated by this Agreement.

6.8           Ability to Perform Assumed Contracts.  Buyer has the ability to perform all of its obligations from and after the Closing under the Assumed Contracts.

6.9           Opportunity for Independent Investigation.  Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition of the Acquired Assets and the Business.  In making its decision to execute this Agreement and to purchase the Acquired Assets, Buyer has relied and will rely solely upon the results of such independent investigation and verification, and the terms and conditions of this Agreement including the representations and warranties set forth herein.  The Buyer is not relying in any manner on any information contained in the Confidential Information Memorandum prepared on behalf of Seller or on any projections provided by or on behalf of Seller (whether or not included in the Confidential Information Memorandum).

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1           Conduct of the Business.  Seller covenants and agrees that, between the date hereof and the Closing Date, it will cause the Business to be conducted only in the Ordinary Course of Business, and will use its commercially reasonable efforts to maintain and preserve intact the Acquired Assets, the Business and its material relationships with its suppliers and its customers.  Without limiting the generality of the foregoing, between the date hereof and the Closing Date, Seller shall not without the prior written consent of Buyer:

(a)         sell, lease, transfer, mortgage, encumber or otherwise dispose of any Acquired Asset, real, personal or mixed;

(b)        increase the rate of compensation of, or pay or agree to pay any benefit to, officers or employees of the Business, except in the Ordinary Course of Business or as may be required by any existing plan, agreement or arrangement, including, without limitation, any Plan;

(c)         enter into, adopt or amend any Plan, or employment or severance agreement, or grant any increase in compensation or benefits to any such employee relating to the Business, except in the Ordinary Course of Business or as required by Law;

(d)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence or any of the material Licenses under which the Business operates to lapse or be suspended or revoked;

(e)         materially change its billing or pricing methods or practices;

(f)         create or incur any indebtedness or liability other than in the Ordinary Course of Business, or guarantee any debt or other liability of any other Person, in each case that would constitute an Assumed Liability;

(g)        alter the procedures of the Business regarding the collection of accounts receivable or the payment of accounts;

(h)        take any action, other than in the Ordinary Course of Business, with respect to accounting policies or procedures of the Business;

(i)          make any commitments for, make or authorize any capital expenditures relating to the Business other than in amounts less than $10,000 individually and $50,000 in the aggregate;

(j)          settle or compromise any material Liability which is an Assumed Liability, except in the Ordinary Course of Business;

(k)         make any material amendments or modifications to any of the Assumed Contracts, except in the Ordinary Course of Business; or

(l)          agree, whether in writing or otherwise, to take any actions described in this Section 7.1.

Notwithstanding the foregoing, neither the issuance of Additional remedy Tickets nor any action taken by Seller in furtherance of, and in a manner consistent with the requirements of, the Project (as defined in the Transition Services Agreement) shall be deemed to violate the provisions of this Section 7.1.

7.2           Access to Information.  (a)  From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause its respective officers, employees, auditors and agents to, (i) afford the officers, employees, agents and representatives of Buyer, at Buyer’s sole expense, access, during normal business hours, to the offices, personnel, properties, books and records of Seller relating to the Business and (ii) furnish to the officers, employees, agents and representatives of Buyer such additional financial and operating data and other information relating to the Business as they may from time to reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller; provided, further, that Seller shall not be required to provide such access or disclosure to the extent that such access and disclosure would violate the terms of any agreement to which Seller is bound or any Law or result in any loss of attorney-client or other privilege. Buyer and its representatives will at all times comply with all rules and procedures relating to the foregoing as may be communicated to them by Seller or its representatives, and will hold in confidence all confidential information obtained from Seller in accordance with the provisions of  the Confidentiality Agreement.  In addition, Buyer acknowledges and confirms that it and its representatives are and remain subject to the Confidentiality Agreement.

(b)        In order to facilitate the resolution of any claims made against or by Seller or for any other reasonable purpose (including the preparation of or audit of any Tax Returns of Seller), for a period of seven (7) years after the Closing, Buyer shall (i) retain the records relating to the Acquired Assets and the Business delivered by Seller to Buyer corresponding to periods prior to the Closing in a manner reasonably consistent with the prior practice of Seller and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access during normal business hours, to such books and records (including the right to make, at Seller’s expense, photocopies).

(c)              In order to facilitate the resolution of any claims made against or by Buyer or for any other reasonable purpose, for a period of seven (7) years after the Closing, Seller shall (i) retain any books and records relating to the Acquired Assets and the Business for periods prior to the Closing which have been retained by it in accordance with this Agreement and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Buyer reasonable access during normal business hours, to such books and records (including the right to make, at Buyer’s expense, photocopies).

(d)              At Buyer’s request, at any time within one (1) year after the Closing, Seller shall provide to Buyer’s designated independent auditor access to the books and records of the Acquired Assets, and all related information regarding the Acquired Assets for the period commencing January 1, 2005 through the Closing Date.  In connection with the foregoing audit, Seller shall provide to such auditor a representation letter in substantially the form of Exhibit I attached hereto, with such changes as may be necessary to make the representations set forth therein true and correct as of the date on which such representation letter is to be delivered.

7.3              Mutual Cooperation; Further Assurances.  (a)  Seller and Buyer agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including all of the following: (i) subject to 7.3(b), obtaining all Consents as are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, provided, however, other than payment by Seller of reasonable legal fees incurred by a landlord in connection with a request for consent to the assignment of a Real Property Lease as contemplated hereby, neither Seller nor Buyer shall be required to make any payment to any third party in order to obtain any such consent; (ii) filing timely and promptly all required notices, applications, reports and requests; (iii) defending all proceedings challenging the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and (iv) executing and delivering any additional documents necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)              Seller shall use commercially reasonable efforts to obtain, and Buyer shall cooperate in a reasonable manner with such efforts to obtain, the consent of any party or parties to each Real Property Lease and each Non-Assignable Contract that is not a Colocation Contract to the assignment thereof by Seller to Buyer; provided, however, other than payment by Seller of reasonable legal fees incurred by a landlord in connection with a request for consent to the assignment of  a Real Property Lease as contemplated hereby, neither Seller nor Buyer shall be required to make any payment to any such third party in order to obtain any such consent. Without limiting the foregoing, Buyer and Seller each agree that (a) if it executes a consent of the landlord, and the consent imposes an obligation upon such party to provide landlord with information, such party shall provide landlord with such information as and when required by the consent, and (b) if, following landlord’s receipt of the information set forth in the foregoing clause (a), the landlord has the right to revoke its consent, the Closing shall be adjourned until the date which is one business day following the expiration of the period in which landlord may revoke its consent.  Buyer and Seller shall, following the Closing Date, use commercially reasonable efforts and co-operate with each other to obtain the consent of any party or parties to each Colocation Contract  which is a Non-Assignable Contract to the assignment thereof by Seller to Buyer and, if necessary, the separation of such Non-Assignable Contract into an assignable Contract relating to the Colocation Rights and a separate Contract relating to any other services to be provided thereunder prior to such assignment; provided, however,  neither Seller nor Buyer shall be required to make any payment to any such third party in order to obtain any such consent.  As soon as practicable following receipt of any such consent, Seller shall assign and Buyer shall assume all of the rights and obligations of Seller with respect to such Contract, such assignment and assumption to be evidenced by the execution of an Assumption Agreement.  If any such consent is not obtained, or if an attempted assignment of a Non-Assignable Contract would be ineffective or would affect the rights of Seller thereunder such that Buyer would, in fact, not receive all of Seller’s rights under the Non-Assignable Contract or such that Seller’s rights under any portion of the Contract which does not relate to Colocation Rights would be impaired, such Non-Assignable Contract shall not be assigned, shall be an Excluded Contract hereunder and the obligations of the Buyer and Seller with respect to such Non-Assignable Contract from and after the Closing and prior to execution of an Assumption Agreement reflecting the assignment and assumption of such Contract shall be governed by the Transition Services Agreement and (x) Buyer shall pay all Liabilities of Seller arising under any such Non-Assignable Contract and (y) such Liabilities shall be treated as “Assumed Liabilities” for all purposes of this Agreement, in the case of (x) and (y) to the same extent that such Liabilities would have been Assumed Liabilities if the consent to the assignment of the applicable Non-Assignable Contract had been obtained.

(c)  Seller is party to certain Contracts (the “Package Contracts”) under which Seller has agreed to provide a limited number of its small customers with one colocation rack, one megabit of IP transport and the associated power at a single fixed price.  In order to facilitate the assignment of the Package Contracts to Buyer and in light of the fact that it is not feasible to determine the portion of the Package Contract consideration specifically allocable to the IP transport, Seller and Buyer hereby agree that notwithstanding that IP transport services provided by Seller are not included in the Colocation Services provided by the Business and, as a result, Contracts to provide IP transport services are not being assigned to Buyer and the revenues associated with the provision of IP transport services after the Closing Date to customers of the Business are being retained by Seller, Seller hereby agrees to provide the IP transport services required to be provided under the Package Contracts free of charge during the remaining term (excluding any renewals or extensions made after assignment) of each Package Contract assigned to Buyer on or after the Closing Date.

(d)              Prior to or within two (2) Business Days after the Execution Date, Seller shall request from each landlord under each of the Real Property Leases the execution of an estoppel certificate in the form attached hereto as Exhibit G-1, G-2 or G-3, as applicable.

(e)              Seller and Buyer shall reasonably cooperate with the other and furnish the other such necessary information and assistance as the other may reasonably request in connection with the matters described in this Section 7.3.

(f)               At any time and from time to time after the Closing, each of the parties agrees to cooperate with each other and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

7.4              Updating of Schedules.  Prior to the Closing, if as a result of any event or condition occurring or existing subsequent to the date hereof not caused by the breach by Seller of any covenants in this Agreement, any representation or warranty contained in Article 5 has become inaccurate, Seller may update the Schedules to Article 5 to correct such representation or warranty, and the update to the Schedules shall be deemed an amendment to this Agreement upon delivery of such updated Schedules to Buyer.  Any indemnification obligation of Seller under Article 11 of this Agreement for the breach of a representation or warranty shall be based on the Schedules as so updated and not the earlier Schedules; provided, however, that solely for purposes of determining whether the condition in Section 8.3(a) has been satisfied, the changes in the updated Schedules shall be disregarded.

7.5              Employees.  (a) Prior to the Closing, Buyer shall offer employment effective as of the Closing Date to each of the employees of Seller listed on Schedule 7.5, at a salary or compensation rate at least equal to the salary or compensation rate applicable to such employee’s employment immediately prior to the Closing.  Any employees of Seller who accept such offers of employment with Buyer shall be referred to as the “Transferred Employees.”

(b)              To the extent Buyer maintains welfare plans that are similar in scope to the welfare Plans of Seller applicable to employees of the Business prior to Closing, Buyer will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods applicable to Transferred Employees under any such welfare plan of Buyer, other than conditions, exclusions or waiting periods that are already in effect under welfare Plans of Seller with respect to Transferred Employees and which have not satisfied prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid by a Transferred Employee prior to the Closing Date under welfare Plans of Seller for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare Plan that such Transferred Employee is eligible to participate in after the Closing Date.

(c)              Except as set forth in this Section 7.5, Buyer is under no obligation to offer employment to any employees of Seller and Buyer shall have no obligation or Liability for (and Seller shall retain the obligation and Liability for) any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of Seller, including for periods prior to the Closing or as a result of Buyer’s election not to offer employment to such employee as of the Closing.  Nothing in this Agreement shall confer upon any employee of Seller any expectation, entitlement or right to employment with Buyer or any compensation, benefits or severance thereunder.

7.6              Public Disclosures.  Prior to the Closing, neither Seller nor Buyer (nor any of their respective Affiliates) will issue any press release or make any other public disclosures concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other.  Notwithstanding the preceding sentence, nothing in this Section 7.6 will preclude any Party (or its Affiliates) from making any disclosures required by any Governmental Authority, Law or stock exchange; provided, however, that the Party (or its Affiliate) required to make public disclosure shall use reasonable efforts to allow the other Party reasonable time to comment in advance on such public disclosure.

7.7              “As Is” Condition of the Acquired Assets.  Except as may be specifically provided in this Agreement, Buyer expressly understands and agrees that it shall accept the sale, assignment, transfer, conveyance and delivery by Seller of all of the Acquired Assets on an “As Is Where Is” basis on the Closing Date regardless of the condition of the Acquired Assets and whether Buyer has inspected and examined them.  EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF THE ACQUIRED ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

7.8              Bulk Sales.  Buyer hereby waives compliance with any bulk sales, fraudulent conveyance or similar laws which may be applicable to the transactions contemplated hereby, subject to the indemnities of Seller contained in this Agreement.  Nothing in this paragraph will stop or prevent either Buyer or Seller from asserting as a bar or defense to any proceeding brought under the bulk sale law that such law does not apply to the sale contemplated under this Agreement.

7.9              Tax Allocations.  If for purposes of determining any ad valorem Taxes, real property Taxes, personal property Taxes, and similar obligations (“Property Taxes”) attributable to the Acquired Assets the applicable taxable period does not terminate on the Closing Date (any such period, a “Straddle Period”), then such Property Taxes with respect to the Straddle Period shall be apportioned as of the Closing Date between Seller and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period.  If the Closing occurs before the Tax rate is fixed for the then current fiscal or calendar year, whichever is applicable, the proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding year applied to the latest assessed valuation.

7.10            Use of Name.  Except as specifically provided in this Section 7.10, from and after the Closing, Buyer shall not use the name or logos for the name “AboveNet.”  Promptly following the Closing, Buyer shall cause all references to AboveNet to be removed from any signage or other identifying information on or at any of the Acquired Assets.  Seller hereby grants to Buyer a limited, worldwide, non-exclusive license to use such “AboveNet” name during the 90-day period following the Closing Date solely in connection with notifying customers and suppliers of the sale of the Business to Buyer.

7.11            Confidentiality.  Seller shall keep, and shall use reasonable efforts to cause its shareholders, directors, officers, employees, consultants, representatives and agents to keep,

any and all confidential and proprietary information relating to the Business, the business operations and prospects (including, but not limited to, customer lists and related information) of the Business, services and know-how relating to the Business and used by Seller solely in the operation of the Business (“Confidential Information”) confidential and shall not disclose such Confidential Information to any Person; provided, however, that the Seller may disclose such information that (i) is or becomes publicly available other than by disclosure by Seller or any agent thereof or (ii) Seller is required to disclose by Law, Governmental Authority or stock exchange regulation or in order to enforce the terms of this Agreement, but Seller will give the Buyer adequate advance notice so that the Buyer may seek a protective order or take other reasonable actions to preserve the confidentiality of such information.

7.12            Insurance Proceeds, Litigation Rights.  In the event that any property owned or leased by the Seller and used primarily in the conduct of the Business or otherwise material to the Business suffers any material damage, destruction or other casualty loss, and the Closing occurs in accordance with the terms hereof, the Seller shall surrender to the Buyer (i) all insurance proceeds received by Seller with respect to such damage or loss and (ii) all rights of Seller with respect to any causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage or loss.  Nothing in this Section 6.6 shall be construed to limit or prejudice the Buyer’s right not to consummate the transactions contemplated hereby if all of the conditions set forth in Section 8.3 are not satisfied or waived.

7.13            Notice of Litigation.  Seller shall notify promptly the Buyer of any actions or proceedings of the type described in Section 5.9 that are commenced or, to the Knowledge of the Seller, threatened from the date hereof through the Closing Date.  Buyer shall promptly notify Seller of any actions or proceedings of the type described in Section 6.9 that are commenced or, to the Knowledge of the Buyer, threatened from the date hereof through the Closing Date.

7.14            Exclusivity.  As an inducement to the Buyer to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during such period, subsequent to the execution of this Agreement and until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Section 10.1, neither of the Seller nor any of its shareholders, directors, members, managing members, managers, officers or agents (including, without limitation, any investment banker, attorney or accountant retained or acting on behalf of Seller or any shareholder, director, member, managing member, manager or officer of Seller) will, directly or indirectly, (i) initiate, solicit, encourage, entertain or respond to any inquiry or proposal with respect to a merger, consolidation, share exchange, business combination, liquidation, or dissolution (unless such transaction shall be structured in a manner that is consistent with, and does not adversely affect, the Buyer’s rights under this Agreement) or sale of all or a portion of the assets of the Business (an “Acquisition Proposal”), or (ii) enter into any discussions, negotiations or agreements concerning an Acquisition Proposal with, or disclose any information concerning the Business, its business or properties or afford any access to its properties, books and records to, or otherwise assist or facilitate any effort relating to an Acquisition Proposal, by any Person.  The Seller will immediately cease any existing discussions with any Persons concerning any Acquisition Proposal.  The Seller or its shareholders, directors, members, managing members, managers, officers or agents will, as the case may be, promptly notify the Buyer regarding any contact between Seller or its shareholders, directors, members, managing members, managers, officers or agents and any other Person regarding any inquiry or contact (and any material terms thereof) with respect to an Acquisition Proposal, unless inconsistent with the fiduciary obligations of Seller or its shareholders, directors, members, managing members, managers, officers and agents.

7.15            Title Commitments; Survey; Searches.  Buyer’s obligation to purchase the Owned Real Property, assume the Real Property Leases and consummate the transactions contemplated hereby shall also be subject to and conditioned upon Buyer’s having approved the condition of title to the Fee Owned Real Property and Leased Real Property in the manner provided for in this Section 7.15.

(a)              Title Commitment.  Buyer, at its sole cost and expense, has caused the Title Company to deliver a commitment (the “Title Commitment”) to Buyer for a new title insurance policy (the “Title Policy”) with respect to the Owned Real Property for the benefit of the Buyer as the fee owner of the Owned Real Property, issued by the Title Company showing Seller as the previous fee owner of the Owned Real Property and Buyer as the new fee owner of the Owned Real Property.  Buyer, at its sole cost and expense, has caused the Title Company to deliver a commitment (each a “Leasehold Title Commitment”) to Buyer for a leasehold owner’s title insurance policy (each a “Leasehold Title Policy”) with respect to each of the Real Property Leases and the Leased Real Property for the benefit of the Buyer as the assignee of the leasehold estate in the Leased Real Property pursuant to the Real Property Leases.  The Title Commitment and Leasehold Title Commitments are attached hereto as Schedule 7.15(a).

(b)              Survey.  Seller shall provide Buyer with a copy of Seller’s existing survey of the Owned Real Property.  Buyer, at its sole cost and expense, shall obtain an update of such survey (the “Survey”) of the Owned Real Property, in a form acceptable to, and certified to, Buyer and the Title Company.

(c)              Searches.  Buyer, at its sole cost and expense, may obtain current UCC, tax lien and judgment searches with respect to Seller to identify liens, security interests and adverse claims affecting the Seller’s interest in the Owned Real Property, the Real Property Leases, the Leased Real Property, the Colocation Contracts and/or the other Acquired Assets (collectively, “Searches”).

(d)              Real Property Permitted Liens.  Buyer shall have the right, up until the Closing, to object in writing (“Buyer’s Exception Notice”) to any title matters that are Liens and (x) to the extent related to the Owned Real Property, are not Real Property Permitted Liens or (y) to the extent related to the Leased Real Property, are not Permitted Liens; provided that Buyer has reviewed the Title Commitment and Leasehold Title Commitments as attached hereto as Schedule 7.15(a), and has accepted, and agreed not to object to, any title matters that are shown in the pre-printed exceptions to or the exceptions set forth on Schedule B-Part 2 to the Title Commitment and Leasehold Title Commitments. Buyer shall have the right to amend Buyer’s Exception Notice to object to any title matters that are Liens and (x) to the extent related to the

Owned Real Property, are not Real Property Permitted Liens or (y) to the extent related to the Leased Real Property, are not Permitted Liens, in each case which are disclosed in any supplemental reports or updates to the Title Commitment, Leashold Title Commitments or Survey delivered to Buyer prior to the Closing provided that Buyer objects to the same within three (3) Business Days after Buyer’s receipt of the applicable supplemental reports or updates to the Title Commitment but in no event after Closing (“Subsequent Title Defects”).   Unless Buyer shall timely object to the Liens as aforesaid, such Liens shall be deemed to constitute additional Real Property Permitted Liens.  Any exceptions which are timely objected to by Buyer as aforesaid shall be herein collectively called the “Title Objections.” Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed forty-five (45) days) for the purpose of such removal.  Seller shall notify Buyer in writing within five (5) days after receipt of any Buyer’s Exception Notice whether Seller elects to remove the same.  If Seller is unable to endorse over any Title Objections prior to the Closing in a manner reasonably acceptable to the Title Company or does not arrange to remove such Title Objection or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent prior to the Closing, in which event the entire Earnest Money Deposit shall be paid to Buyer or (b) waive such Title Objections, in which event such Title Objections shall be deemed to constitute additional Real Property Permitted Liens and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.  Notwithstanding anything to the contrary contained herein, any Lien which is a financial encumbrance such as a mortgage, deed of trust, or other debt security, or an attachment, judgment, mechanic’s or materialmen’s lien caused or incurred by Seller, or a lien for delinquent real estate taxes and delinquent assessments, which is outstanding against title to the Owned Real Property, or any part thereof, and is not a Real Property Permitted Lien or is outstanding against any of the Leased Real Property or any of the Real Property Leases and is not a Permitted Lien, that is revealed or disclosed by the Title Commitment, Leasehold Title Commitment and/or the Searches (herein such matters are referred to as “Financial Encumbrances”) shall automatically, and without any requirement for Buyer to provide notice thereof to Seller, be deemed not to be a Title Objection and Seller hereby covenants to remove or insure over all such Financial Encumbrances which are less than that portion of the Purchase Price allocated to the Owned Real Property on or before the Closing Date.  Further, notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove (i) any and all Title Objections that are Subsequent Title Defects created or permitted by Seller after the Execution Date and (ii) any other Title Objections, provided, however, that Seller shall not be required to incur costs in excess of $100,000 in the aggregate or pay any amounts for consents of third parties in order to remove such Title Objections.

7.16            Deed.  Seller shall convey the Owned Real Property to Buyer by the Real Property Deed.

ARTICLE 8

CONDITIONS TO CLOSING

8.1           Conditions to the Obligations of Seller and Buyer.  The obligations of Seller on the one hand and Buyer, on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Adverse Suits, Injunctions, Etc.  There shall be no injunction, order, judgment or decree in effect and issued by any Governmental Authority having jurisdiction over the Parties which makes it unlawful or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, the provisions of this Section 8.1(a) shall not apply to Seller on the one hand, or Buyer, on the other hand, with respect to any of the foregoing which either it or its Affiliates has directly or indirectly solicited or encouraged; and

(b)           Landlord Consents.  All Consents necessary to effect the assignment of the Real Property Leases from Buyer to Seller shall have been obtained and be in full force and effect.

8.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on the Closing Date except (i) to the extent such representations and warranties expressly speak of an earlier date such representations and warranties shall be true and correct as of such earlier date and (ii) representations and warranties which are qualified as to materiality or material adverse effect shall be true and correct in all respects on the relevant date, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer;

(b)           Covenants.  The covenants contained in this Agreement to be complied with by Buyer on or prior to the Closing Date shall have been complied with in all material respects by Buyer prior to the Closing Date and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer;

(c)           Other Governmental and Regulatory Consents.  Buyer shall have delivered, made or obtained all Consents from Governmental Authorities required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d)           Resolutions; Incumbency.  Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, certifying (i) a true and complete copy of resolutions duly and validly adopted by the sole

Member of Buyer evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(e)           Organizational Documents.  Buyer shall have delivered to Seller (i) a copy of the certificate of formation of Buyer, certified by the Secretary of State of the State of  Delaware as of a date not earlier than forty-five (45) days prior to the Closing Date, accompanied by a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, stating that no amendments have been made to Buyer’s certificate of formation since the date of the attached certification  and (ii) the limited liability company agreement of Buyer accompanied by a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, stating that such agreement is in full force and effect; and

(f)            Transaction Documents. Buyer shall have delivered to Seller counterparts of the Transaction Documents to which it or its affiliates are a party executed by Buyer or such affiliate.

8.3           Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on the Closing Date except (i) to the extent such representations and warranties expressly speak as of an earlier date such representations and warranties shall be true and correct as of such earlier date and (ii) representations and warranties which are qualified as to materiality or material adverse effect shall be true and correct in all respects on the relevant date, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer of Seller;

(b)           Covenants. The covenants contained in this Agreement to be complied with by Seller on or prior to the Closing Date shall have been complied with in all material respects by Seller prior to the Closing Date and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer of Seller;

(c)           Other Governmental and Regulatory Consents.  Seller shall have delivered, made or obtained all Consents from Governmental Authorities required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d)           Resolutions; Incumbency.  Seller shall have delivered to Buyer a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date certifying (i) a true and complete copy of resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(e)           Organizational Documents.  Seller shall have delivered to Buyer (i) a copy of the certificate of incorporation of Seller, certified by the Secretary of State of the State of Delaware as of a date not earlier than forty-five (45) days prior to the Closing Date, accompanied by a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, stating that no amendments have been made to Seller’s certificate of incorporation since the date of the attached certification and (ii) the Bylaws of Seller accompanied by a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, stating that such Bylaws are in full force and effect;

(f)            Transaction Documents.  Seller shall have delivered to Buyer counterparts of the Transaction Documents to which it is a party executed by Seller;

(g)           Landlord Estoppel Letters.  Seller shall have delivered to Buyer estoppel certificates in the form attached hereto as Exhibits G-1, G-2 or G-3, as applicable, or otherwise reasonably satisfactory to Buyer executed by each landlord under a Real Property Lease; provided, however, if the outside date for consummation of the transactions contemplated hereby as set forth in Sections 10.1(b), (d) and (e) hereof is extended pursuant to Section 8.3(h) hereof  the condition to Closing set forth in this Section 8.3(g) shall not apply and shall be deemed waived by Buyer; provided, however, that the foregoing waiver of the closing condition shall not constitute a waiver of Seller’s obligation under Section 7.3(b) to obtain such Consent with respect to each Real Property Lease;

(h)           Transferred Employees. Persons holding the positions set forth on Schedule 8.3(h) have agreed to become Transferred Employees; provided, however, the condition to Closing set forth in this Section 8.3(h) shall not apply and shall be deemed waived by Buyer unless, not more than three business days after the Execution Date, Buyer provides Seller with written notice that the condition to Closing set forth in this Section 8.3(h) has not been met, which notice shall include a list of all such positions which will not be filled by Transferred  Employees (a “Closing Employee Notice”); provided, further, the condition to Closing set forth in this Section 8.3(h) shall not apply and shall be deemed waived by Buyer if, either (x) Seller agrees to provide Buyer, at Seller’s cost and expense, persons acceptable to Buyer in its reasonable discretion to fill such positions for such period of time, not to exceed 25 days, following Closing as Buyer may request or (y) Seller, by written notice to Buyer (a “Closing Employee Election Notice”), agrees to extend the outside date for consummation of the transactions contemplated hereby as set forth in Sections 10.1(b), (d) and (e) hereof to a date not less that 15 days after the date of the Closing Employee Election Notice in which case the dates set forth in Sections 10.1(b), (d) and (e) hereof shall be deemed changed to the date specified as the outside date for consummation in the Closing Employee Election Notice; provided, further, if Seller elects to extend such outside date for consummation of the transactions contemplated hereby by delivery of a Closing Employee Election Notice, Buyer shall have the right to extend such outside date for consummation of the transactions contemplated hereby for two additional five day periods, in each case by delivery of notice to Seller (each an “Extension Notice”), in which case the dates set forth in Sections 10.1(b), (d) and (e) hereof shall be deemed changed to the date 5 days later than the date specified as the outside date for consummation of the transactions contemplated hereby immediately prior to delivery by Buyer of such Extension Notice, it being understood and agreed that in no event shall the exercise of the extension rights contemplated by this Section 8.3(h) extend the outside date for consummation of the transactions contemplated hereby to a date more than 25 days after the date of the Closing Employee Election Notice;

(i)            Title Policies and Title Affidavits.  The Title Company shall have irrevocably committed to issue a Title Policy with respect to the Owned Real Property on the terms set forth in the Title Commitment and Leasehold Title Policies with respect to each Leased Real Property on the terms set forth in the Leasehold Title Commitment for such Leased Real Property, in each case, subject only to payment by Buyer of any fees payable to the Title Company; provided that in no event shall Seller be required to deliver to the Title Company any affidavits or other documents in connection with obtaining such policies other than executed copies of the Title Affidavits substantially in the form attached hereto as Exhibit H; and

(j)            No Material Adverse Effect.  No event or events shall have occurred since the date of this Agreement which, individually or in the aggregate, have had, or would reasonably be expected to have, a Seller Material Adverse Effect.

ARTICLE 9

CLOSING

9.1           Closing Date.  Unless this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Article 10 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, and at the offices of Holland & Knight LLP, 2099 Pennsylvania Avenue, N.W., Suite 100, Washington, D.C. 20006, at 10:00 a.m., New York City time, on September 29, 2006 (or, if later, the date which is three (3) Business Days after the date on which the conditions to the Closing set forth in Article 8 have been satisfied or waived in accordance with this Agreement (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver or such conditions)) or such other date, time and place as shall be agreed upon by Seller and Buyer and evidenced in the Joint Escrow Instruction Letter (the actual date of the Closing being herein called the “Closing Date”).  All references in this Agreement to the Closing Date shall be deemed made to the Closing and vice versa.

9.2           Buyer Deliveries.  Prior to the Closing, Buyer shall deliver to the Title Company:  (a) the Cash Purchase Price as provided in Article 3 hereof, (b) the agreements, documents, certificates and instruments to be delivered by Buyer pursuant to Section 8.2 hereof, (c) an executed copy of the Joint Escrow Instruction Letter and (d) such other agreements, documents and instruments as Seller and its counsel reasonably request to evidence the transactions contemplated hereby.

9.3           Seller Deliveries.  Prior to the Closing, Seller shall deliver to the Title Company:  (a) the agreements, documents, certificates and instruments to be delivered by Seller pursuant to Section 8.3 hereof, (b) a certification of non-foreign status as described in Section 1445(b)(2) of the Code, to the extent the Seller is a seller of a United States real property interest as defined in Section 897(c) of the Code, (c) an executed copy of the Joint Escrow Instruction Letter and (d) such other agreements, documents and instruments as Buyer and its counsel reasonably request to evidence the transactions contemplated hereby.  Effective as of the Closing, Seller shall deliver to Buyer physical possession of the Owned Real Property and Leased Real Property, including keys, security codes, access codes, combination locks and any other items affect entry to the premises.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Buyer;

(b)           by either Seller or Buyer, by written notice to the other, if the Closing has not occurred on or prior to October 6, 2006; provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)           by either Buyer or Seller, by written notice to the other, if any injunction, order, judgment or decree issued by any Governmental Authority having jurisdiction over the Parties which makes it unlawful or prohibits the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

(d)           by Seller, by written notice to Buyer, if the conditions to Closing set forth in Section 8.1 or 8.2 hereof have not been satisfied on or prior to October 6, 2006 other than by reason of a material breach of this Agreement by Seller;

(e)           by Buyer, by written notice to Seller, if the conditions to Closing set forth in Section 8.1 or 8.3 hereof have not been satisfied on or prior to October 6, 2006 other than by reason of a material breach of this Agreement by Buyer;

(f)            by Buyer, by written notice to Seller, if between the date hereof and the date and time scheduled for the Closing in Section 9.1 (as extended or accelerated in accordance therewith):

(i)            there has been a breach of (A) any representation or warranty of Seller contained in this Agreement such that Section 8.3(a) will not be satisfied or (B) any covenant or agreement of Seller contained in this Agreement such that Section 8.3(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been cured within twenty (20) Business Days after notice to Seller; or

(ii)           Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(g)           by Buyer, by written notice to Seller, following the delivery by Seller of updated Schedules to Buyer pursuant to Section 7.4;

(h)           by Buyer in accordance with Section 7.15(d); or

(i)            by Seller, by written notice to Buyer, if between the date hereof and the date and time scheduled for the Closing in Section 9.1 (as extended or accelerated in accordance therewith):

(i)            there has been a breach of (A) any representation or warranty of Buyer contained in this Agreement such that Section 8.2(a) will not be satisfied or (B) any covenant or agreement of Buyer contained in this Agreement such that Section 8.3(b) will not be satisfied, and, in both case (A) and case (B), such breach has not been cured within twenty (20) Business Days after notice to Buyer; or

(ii)           Buyer makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Buyer seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

10.2         Effect of Termination.  If this Agreement is terminated in accordance with Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of any Party hereto, except that this Section 10.2 and Sections 5.21 (Seller Brokers, Finders, etc.) and 6.6 (Buyer Brokers, Finders, etc.), Article 12, (excluding Section 12.2 (Further Assurances; Asset Returns) thereof) and Article 11 as it relates to those provisions shall survive the termination and remain in full force and effect; provided, however, nothing in this Section 10.2 shall relieve any Party from Liability for any fraud, willful misconduct or gross negligence of such Party which leads to the termination of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1         Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement including the provisions of this Article 11, the representations and warranties of the Parties set forth in this Agreement shall survive the execution and delivery hereof and the Closing hereunder and shall remain in full force and effect for a period of fifteen (15) months following the Closing Date except that representations and warranties made in Sections 5.11(a), (b) and (d) (Ownership and Transfer of the Acquired Assets), 5.7 (Environmental Matters), 5.15 (Taxes), 5.21 (Brokers, Finders, etc. — Seller) and 6.6 (Brokers, Finders, etc. — Buyer) shall remain in full force and effect until 30 days after the applicable statute of limitations therefor has expired.  The agreements and covenants of the Parties under this Agreement shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired.  No claim by an Indemnified Party against an Indemnifying Party for the recovery of Losses may be asserted under this Agreement after the applicable time period specified in this Section 11.1; provided, however, that definitive claims for indemnification hereunder first asserted in writing with specificity within such time period shall not be extinguished until the resolution thereof .

11.2         Indemnification.  (a) Seller agrees to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article 11 the Buyer (and its shareholders, directors, officers, employees, representatives, agents, Affiliates, successors and permitted assigns) (collectively, the “Indemnified Buyer Group”) against, and hold the Indemnified Buyer Group harmless from and in respect of, any and all losses, liabilities, damages, deficiencies, costs, expenses (including, expenses of investigation and defense and reasonable fees, disbursements and expenses of counsel incurred by the Indemnified Buyer Group in any action or proceeding (including, without limitation, any action or proceeding to enforce the rights of the Indemnified Buyer Group hereunder) between the Indemnified Buyer Group and the Seller or between the Indemnified Buyer Group and any third party or otherwise), claims, Liens or other obligations of any nature whatsoever (collectively, “Buyer Losses”), based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from:

(i)            the inaccuracy in or breach of any representation or warranty made by or on behalf of the Seller in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto;

(ii)           the breach by the Seller of any covenant or agreement set forth in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto;

(iii)          any investigation or request for information made by a Governmental Authority regarding Seller or its operations or, to the extent such investigation arises from an investigation or inquiry into Seller or its operations, the transactions contemplated hereby;

(iv)          any failure by Seller to comply with any “bulk sales” laws applicable to the transactions contemplated in this Agreement (provided that the foregoing shall not require the Seller to indemnify any member of the Indemnified Buyer Group with respect to any Buyer Losses which are based upon, arising out of, or otherwise in respect of or which are incurred by virtue of or result from any Assumed Liabilities or with respect to any Taxes which are otherwise payable by Buyer hereunder);

(v)           any liability or obligation of, or claim against, the Buyer with respect to all or any portion of any of the Business or the Acquired Assets (including the Assumed Contracts) (x) relating to any period prior to the Closing Date (other than the Assumed Liabilities) or (y) arising out of any act or omission of the Seller or any facts or circumstances existing at or prior to the Closing Date whether or not such liability or obligation was known at the time of Closing (other than the Assumed Liabilities);

(vi)          any failure by Seller to pay any liability or obligation for Taxes of Seller for any Pre-Closing Tax Period (including all liabilities of Seller for Taxes related to the transactions contemplated by this Agreement except to the extent such Taxes are to be paid by the Buyer pursuant to Section 12.3 hereof), it being agreed that the Taxes of Seller for any Straddle Period shall be determined in accordance with Section 7.9; or

(vii)         the failure by Seller to pay, perform or discharge when due any of the Excluded Liabilities.

The Seller shall have no right to seek contribution from any of the Indemnified Buyer Group with respect to all or any part of the Seller’s indemnification obligations under this Section 11.2(a); provided that the foregoing shall not restrict the rights granted pursuant to section 11.7 hereof.

(b)           Buyer agrees to indemnify, defend and hold harmless in the manner and subject to the limitations and qualifications set forth in this Article 11 the Seller, any subsidiary or Affiliate of Seller and each of Seller’s and their respective officers, directors, stockholders, controlling persons, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Seller Group”) against, and hold the Indemnified Seller Group harmless from and in respect of, any and all losses, liabilities, damages, deficiencies, costs, expenses (including, expenses of investigation and defense and reasonable fees, disbursements and expenses of counsel incurred by the Indemnified Seller Group in any action or proceeding (including, without limitation, any action or proceeding to enforce the rights of the Indemnified Seller Group hereunder) between the Indemnified Seller Group and the Buyer or between the Indemnified Seller Group and any third party or otherwise), claims, Liens or other obligations of any nature whatsoever (collectively, “Seller Losses”), based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from:

(i)            the inaccuracy in or breach of any representation or warranty made by or on behalf of the Buyer in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto;

(ii)           the breach by the Buyer of any covenant or agreement set forth in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto;

(iii)          any investigation or request for information made by a Governmental Authority regarding Buyer or its operations or, to the extent arising from an investigation or inquiry into Buyer or its operations, the transactions contemplated hereby;

(iv)          any liability or obligation of, or claim against, the Seller with respect to all or any portion of the Business or the Acquired Assets (including, the Assumed Contracts) (x) relating to any period on or after the Closing Date (other than the Excluded Liabilities) or (y) arising out of any act or omission of the Buyer or any facts and circumstances which did not exist at or prior to the Closing Date (other than the Excluded Liabilities);

(v)           any failure by Buyer to pay, perform or discharge when due any of the Assumed Liabilities;

(vi)          the operation of the Business by Buyer from and after the Closing (including the termination of employment of any Transferred Employee).

The Buyer shall have no right to seek contribution from the Seller with respect to all or any part of the Buyer’s indemnification obligations under this Section 11.2(b); provided that the foregoing shall not restrict the rights granted pursuant to section 11.7 hereof.

11.3   Limitations on Indemnity.  (a) Seller’s obligations to the Indemnified Buyer Group set forth in Section 11.2(a) shall be subject to each of the following limitations:

(i)            Other than with respect to Buyer Losses arising out of an inaccuracy or breach of the representations and warranties in Section 5.11(a) and the final sentence of 5.11(b) (Ownership and Transfer of the Acquired Assets), 5.7 (Environmental Matters), 5.15 (Taxes) and 5.21 (Brokers, Finders, etc. — Seller) (the “Seller Basket Exclusions”) no indemnification for Buyer Losses asserted against Seller under Section 11.2(a)(i) shall be required unless and until the cumulative amount of such Buyer Losses and any Buyer Losses indemnified by Seller under Section 4(b)(i)(a) of the Transition Services Agreement exclusive of Buyer Losses arising out of the Seller Basket Exclusions hereunder or thereunder equals or exceeds two hundred and twenty five thousand dollars ($225,000) (the “Threshold”), whereupon the Indemnified Buyer Group shall be entitled to indemnification for Buyer Losses, as finally determined, without regard to the Threshold.  For purposes of clarity, the parties acknowledge that indemnification for Buyer Losses asserted against Seller under Section 4(b)(i)(b) of the Transition Services Agreement or under Sections of 11.2(a)(ii)—(vii) of this Agreement shall not be subject to the Threshold.

(ii)           Seller’s aggregate liability to the Indemnified Buyer Group for Buyer Losses under Section 11.2(a)(i) and under Section 4(b)(i)(a) of the Transition Services Agreement other than for Buyer Losses arising out of the Seller Basket Exclusions hereunder and thereunder shall not exceed two million dollars ($2,000,000) (the “Indemnity Cap”). For purposes of clarity, the parties acknowledge that indemnification for Buyer Losses asserted against Seller under Section 4(b)(i)(b) of the Transition Services Agreement or under Sections of 11.2(a)(ii)—(vii) of this Agreement shall not be subject to the Indemnity Cap.

(iii)          The term “Buyer Losses” shall not include any punitive, exemplary consequential, indirect, special or incidental damages or Losses, and such damages or Losses, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault are not recoverable under this Agreement, except such damages that are payable to a third party with respect to a third party claim for which a member of the Indemnified Buyer Group is seeking indemnification hereunder.

(iv)          Other than claims based on fraud, willful misconduct or for specific performance, injunctive or other equitable relief (to the extent permitted by this Agreement), the indemnity provided in this Article 11 and, to the extent applicable, Section 4 of the Transition Services Agreement shall be the sole and exclusive remedy of the Indemnified Buyer Group against Seller at law or equity for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing.

(b)           Buyer’s obligation to the Indemnified Seller Group set forth in Section 11.2(b) shall be subject to each of the following limitations:

(i)            Other than with respect to Seller Losses arising out of an inaccuracy or breach of the representations and warranties in Section 6.6 (Brokers, Finders, etc.-Buyer) (the “Buyer Basket Exclusions”) no indemnification for Seller Losses asserted against Buyer under Section 11.2(b)(i) shall be required unless and until the cumulative amount of such Seller Losses and any Seller Losses indemnified by Buyer under Section 4(b)(ii)(a) of the Transition Services Agreement exclusive of Seller Losses arising out of the Buyer Basket Exclusions hereunder or thereunder equals or exceeds the Threshold whereupon the Indemnified Seller Group shall be entitled to indemnification for Seller Losses, as finally determined, without regard to the Threshold. For purposes of clarity, the parties acknowledge that indemnification for Seller Losses asserted against Buyer under Section 4(b)(ii)(b) of the Transition Services Agreement or under Sections of 11.2(b)(ii)—(vi) of this Agreement shall not be subject to the Threshold.

(ii)           Buyer’s aggregate liability to the Indemnified Seller Group for Seller Losses under Section 11.2(b)(i) and Section 4(b)(ii)(a) of the Transition Services Agreement other than for Seller Losses arising out of the Seller Basket Exclusions hereunder and thereunder shall not exceed the Indemnity Cap. For purposes of clarity, the parties acknowledge that indemnification for Seller Losses asserted against Buyer under Section 4(b)(ii)(b) of the Transition Services Agreement or under Sections of 11.2(b)(ii)—(vi) of this Agreement shall not be subject to the Indemnity Cap.

(iii)          The term “Seller Losses” shall not include any punitive, exemplary consequential, indirect, special or incidental damages or Losses, and such damages or Losses, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault are not recoverable under this Agreement, except such damages that are payable to a third party with respect to a third party claim for which a member of the Indemnified Seller Group is seeking indemnification hereunder.

(iv)          Other than claims based on fraud, willful misconduct or for specific performance, injunctive or other equitable relief (to the extent permitted by this Agreement), the indemnity provided in this Article 11 and, to the extent applicable, Section 4 of the Transition Services Agreement shall be the sole and exclusive remedy of the Indemnified Seller Group against Buyer at law or equity for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing.

(c)           Notwithstanding any right of the Buyer to investigate the affairs of the Business and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of the Seller contained in this Agreement and any of the other Transaction Documents.  Notwithstanding any right of the Seller to investigate the affairs of the Buyer and notwithstanding any knowledge of facts determined or determinable by the Seller pursuant to such investigation or right of investigation, the Seller has the right to rely fully upon the representations and warranties of the Buyer contained in this Agreement and any of the other Transaction Documents.

(d)           No representative or Affiliate of Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no representative or Affiliate of Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement.

11.4   Claim Procedures.  Any Indemnified Party seeking indemnification hereunder for any Loss or potential Loss arising from a claim asserted against the Indemnified Party (each, a “Claim”) shall give written notice thereof to the Indemnifying Party promptly after such Indemnified Party becomes aware of the facts giving rise to such potential Claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article 11 as a result of any failure to provide timely notice of a Claim unless the Indemnifying Party has been damaged or prejudiced as a result of such delay.   Such notice shall specify in reasonable detail the nature and basis of, and the estimated resulting Losses from, the Claim and shall include a copy of all papers served with respect to such claim.  For purposes of this Section 11.4, receipt of written notice of any claim from a third party that may give rise to a Claim on behalf of such Indemnified Party shall constitute becoming aware of the facts giving rise to a potential Claim and shall require notice to the Indemnifying Party as provided in the first sentence of this Section 11.4.

11.5   Additional Procedures for Third-Party Claims.  If a Claim arises from a claim asserted against an Indemnified Party by a Person unrelated to the Indemnified Party (each, a “Third-Party Claim”), the Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which counsel shall be reasonably satisfactory to the Indemnified Party, and, subject to the last sentence of this Section 11.5, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim subject to indemnity hereunder.  If the Indemnifying Party declines to assume the defense of such Third-Party Claim, it shall be liable for all costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel.  If the Indemnifying Party has assumed such defense, the Indemnified Party shall be entitled, at its own cost and expense, to participate in the defense of any such Third-Party Claim.  If the Indemnifying Party has assumed such defense and it is later determined that such Third-Party Claim was not a Claim for which the Indemnifying Party is required to indemnify the Indemnified Party under this Agreement, the Indemnified Party shall reimburse the Indemnifying Party for all its reasonable costs and expenses with respect to such settlement or defense, including fees and expenses of counsel, within sixty (60) days of such determination.  In connection with the defense of any Third-Party Claim subject to indemnification under this Article 11, the Indemnifying Party and the Indemnified Party shall render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such claim.  Neither party shall, without the prior written consent of the other party, which consent shall not be unreasonably delayed, withheld or conditioned, settle, compromise or offer to settle or compromise any Third Party Claim on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any Affiliate thereof or if such settlement or compromise does not include an irrevocable and unconditional release of the other party for any liability arising out of such Third Party Claim or any related Claim.

11.6   Reduction of Losses.  (a) Each of the Parties shall use commercially reasonable efforts to mitigate any Losses for which it may seek indemnification under this Article 11, including exerting such efforts to collect the proceeds of any insurance that would have the effect of reducing any such Losses (in which case such proceeds shall reduce such Losses).  In calculating any amount of Losses recoverable pursuant to this Article 11, the amount of such Losses shall be reduced by any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the indemnified party in obtaining such third party payment and  the amount of any net Tax Benefit resulting from the incurrence or payment of such Losses.  If, at any time, the indemnification payments made by an Indemnifying Party to an Indemnified Party pursuant to this Agreement exceed the Losses of such Indemnified Party as calculated in accordance with the previous sentence (whether as a result of a subsequent receipt by the Indemnified Party of insurance proceeds, third party indemnification payments, Tax Benefits or otherwise), the Indemnified Party shall promptly remit to the Indemnifying Party the full amount of such excess.

(b)           For purposes of this Section 11.6, “Tax Benefit” means the amount by which the Tax liability of the party (or group of entities including the party) making the Claim under this Article 11 is reduced below the amount which it would otherwise be required to pay but for the circumstances giving rise to the Losses underlying such Claim.  Each party shall promptly inform the other party of the extent of any Tax Benefit realized and shall permit such other party’s independent accountants to reasonably verify the extent of such Tax Benefit.

(c)           Nothing in this Section 11.6 shall impose upon any Party any obligation to obtain insurance coverage for any Losses, whether occurring before or after the Closing Date.

11.7   Subrogation.  Any Indemnifying Party shall be subrogated to the Indemnified Party’s rights of recovery to the extent of any Losses under Article 11 satisfied by the Indemnifying Party.  The Indemnified Party shall permit the Indemnifying Party to use the name of the Indemnified Party and the names of the Indemnified Party’s Affiliates to the extent such use is required by Law or is otherwise commercially reasonable in any transaction or any proceeding to enforce such rights, shall execute and deliver such instruments and papers as are reasonably necessary to assign such rights and shall assist in the exercising of such rights thereof, including reasonable access to books and records and employees (if required).

11.8   No Double Recovery. No party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or any document executed in connection with this Agreement, including the Transition Services Agreement.

11.9   Treatment of Indemnity Payments Between the Parties.  Unless otherwise required by applicable Law, all indemnification payments hereunder or with respect to claims made under Section 4(b)(i)(a) or 4(b)(ii)(a) of the Transition Services Agreement shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

ARTICLE 12

GENERAL

12.1   Notices.  All notices and other communications hereunder shall be effective only if in writing and shall be deemed given when (a) delivered in person, (b) delivered by nationally recognized courier (with confirmation of delivery), (c) transmitted by telefax (with confirmation of transmission) or (d) three (3) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and

If to Seller	AboveNet Communications, Inc.
360 Hamilton Avenue
White Plains, New York 10601
Attn: Robert Sokota, Esq.
Tel: (914) 421-6708
Fax: (914) 421-6793

With a copy to:	Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Attn: Scott L. Kaufman, Esq.
Tel: (212) 479-6555
Fax: (212) 479-6275

If to Buyer:	Digital Above, LLC
in care of Digital Realty Trust, L.P.
560 Mission Street, Suite 2900
San Francisco, California 94105
Attn: Scott Peterson, Senior Vice President
Tel: (415) 738-6510
Fax: (415) 738-6501

With a copy to:	Holland & Knight LLP
2099 Pennsylvania Avenue, NW, Suite 100
Washington, DC 20006
Attn: Samuel P. Kastner, Esq.
Tel: (202) 419-2462
Fax: (202) 955-5564

or to such other address as any Party shall designate by written notice to the other Party hereto in accordance herewith.

12.2   Further Assurances; Asset Returns.  Upon request from time to time, Seller shall execute and deliver all documents, take all rightful oaths and do all other acts that may be necessary or desirable, in the reasonable opinion of Buyer or its counsel, to effect the transfer of the Acquired Assets in accordance herewith.  Upon request from time to time, Buyer shall execute and deliver all documents, take all rightful oaths and do all other acts that may be necessary or desirable, in the reasonable opinion of Seller or its counsel, to effect the assumption of the Assumed Liabilities in accordance herewith.  In the event that Buyer receives any assets, properties or rights of Seller that are not intended to be transferred pursuant to the terms of this Agreement, Buyer agrees to promptly return such assets, properties or rights to Seller.

12.3   Expenses.   Except as otherwise provided in this Agreement, each Party shall pay its own expenses in connection with the preparation, execution and performance of this Agreement and transactions contemplated hereby, including costs of their respective attorneys, accountants, investment bankers, brokers and other representatives.  Seller shall pay (i) fifty percent (50%) of all excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes and fees (including, without limitation, penalties and interest), levies and charges incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) and (ii) fifty percent (50%) of all costs expenses and charges of the Escrow Agent incurred in connection with the Earnest Money Deposit.  Buyer shall pay (i)

one hundred percent (100%) of the base title insurance premium, extended title coverage and endorsements, (ii) fifty percent (50%) of all Transfer Taxes and (iii) fifty percent (50%) of all costs expenses and charges of the Escrow Agent incurred in connection with the Earnest Money Deposit.

12.4   Non-Assignability.  This Agreement shall not be assigned by Seller or Buyer without the express prior written consent of the other, and any attempted assignment without such consent shall be null and void, provided, however, Buyer, without the consent of Seller, may assign its rights and obligations with respect to the acquisition of the Owned Real Property and the Acquired Assets related thereto to one or more of its wholly-owned subsidiaries and may assign its rights and obligations with respect to the acquisition of the Real Property Leases and the Acquired Assets related thereto to one or more of its wholly-owned subsidiaries to the extent the landlord under such Real Property Lease consents to such assignment; provided, further, Buyer shall not be released from any of its obligations or liabilities hereunder as a result of any such permitted assignment; provided, further, no such assignment shall be effective unless, prior to such assignment, the wholly-owned subsidiary to whom such Acquired Assets are being assigned agrees in a written instrument in favor of and delivered to Seller to be bound by the terms of the Transition Services Agreement applicable to Buyer as if such party were a party to the Transition Services Agreement. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

12.5   Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Seller and Buyer.  No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.  If any condition to Closing is waived by a Party hereto, such waiver shall, notwithstanding anything to the contrary therein, be without reservation of any rights and this Agreement shall thereafter be construed as if such waived condition to Closing was not included herein.

12.6   Exhibits and Schedules.  All Exhibits and Schedules to this Agreement are hereby incorporated by reference and made a part of this Agreement.  Any fact or item disclosed on any Schedule in such a way as to make its relevance to another representation or warranty made in this Agreement or another Schedule called for by this Agreement reasonably apparent, shall be deemed to be an exception to such representation or warranty, or to be disclosed on such other Schedule, notwithstanding the omission of a reference or cross reference thereto. Any fact or item disclosed on any Schedule or Exhibit to this Agreement shall not by reason only of such disclosure be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

12.7   No Third Party Beneficiaries.  Except as provided in Article 11, nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

12.8   Governing Law.  Each of this Agreement and the other Transaction Documents shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to a contract executed and performed in such State without giving effect to conflicts of laws principles.  The foregoing shall not apply to the conveyance instruments delivered pursuant to this Agreement to the extent the law of any state in which any particular asset or property is located mandates that the law of that state apply to the conveyance of the asset or property located there.

12.9   Consent to Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.10   Entire Agreement.   This Agreement (including the Exhibits and the Schedules) and the other Transaction Documents referred to herein set forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

12.11   Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.  If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

12.12   Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The parties to this Agreement need not execute the same counterpart.  Execution and delivery of this Agreement by facsimile or other means of electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such parties and such electronic copies shall constitute enforceable original documents.

12.13   Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF.  EACH PARTY HERETO HEREBY AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT IT WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ABOVENET COMMUNICATIONS, INC.

By:	s/ Robert Sokota
Name: Robert Sokota
Title: Senior Vice President and General Counsel

DIGITAL ABOVE, LLC, as Digital Above
a Delaware limited liability company

By:	Digital Services, Inc.
a Maryland corporation
its sole member

	By:	s/ Scott Peterson
Name: Scott Peterson
Title: Authorized Signatory